UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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GENESIS HEALTHCARE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 29, 2016

Dear Stockholder:

You are invited to attend the 2016 Annual Meeting of Stockholders of Genesis Healthcare, Inc., to be held on June 8, 2016, at 9:00 a.m. local time, at our office located at 101 East State Street, Kennett Square, Pennsylvania 19348.

At this year’s annual meeting you will be asked to:

1.                                      Elect four Class II directors to serve for three-year terms expiring at our 2019 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal;

2.                                      Vote on an advisory basis to approve the compensation of our named executive officers, as described in the attached proxy statement;

3.                                      Ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

4.                                      Transact such other business as may properly come before the annual meeting, including any continuation, postponement or adjournment thereof.

The accompanying Notice of Meeting and Proxy Statement describe these matters. We urge you to read this information carefully. The Board of Directors recommends a vote “FOR” the election of each of the four nominees for director in Proposal 1, and “FOR” the approval of each of Proposals 2 and 3. In addition to the business to be transacted as described above, management will speak about the company and respond to questions from stockholders.

We are pleased to take advantage of U.S. Securities and Exchange Commission (“SEC”) rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) instead of a paper copy of this proxy statement and our 2015 Annual Report to Stockholders. The Internet Availability Notice contains instructions on how to access those documents over the Internet. The Internet Availability Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2015 Annual Report to Stockholders and a form of proxy card or voting instruction card, as applicable. All stockholders who do not receive an Internet Availability Notice will receive a paper copy of the proxy materials by mail. This process provides a variety of benefits, including enabling us to reduce the costs and environmental impact of our annual meeting.

It is important that your shares be represented and voted at the annual meeting whether or not you plan to attend in person. If you are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Internet Availability Notice and the instructions listed on the Internet site.  If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card.  If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the Notice of Internet Availability of Proxy Materials used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet.  Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the annual meeting.

Sincerely,

Michael S. Sherman
Senior Vice President, General Counsel,
Secretary and Assistant Treasurer

Genesis Healthcare, Inc.

101 East State Street

Kennett Square, Pennsylvania 19348

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 8, 2016

To the Stockholders of Genesis Healthcare, Inc.:

We will hold our 2016 Annual Meeting of Stockholders at our office located at 101 East State Street, Kennett Square, Pennsylvania 19348, on June 8, 2016, at 9:00 a.m. local time, to:

1.              Elect four Class II directors to serve for three-year terms expiring at our 2019 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal;

2.              Vote on an advisory basis to approve the compensation of our named executive officers, as described in the attached proxy statement;

3.              Ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

4.              Transact such other business as may properly come before the annual meeting, including any continuation, postponement or adjournment thereof.

These items of business are described in the attached proxy statement. Only our stockholders of record at the close of business on April 11, 2016, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting and any continuation, postponement or adjournment of the annual meeting. A list of stockholders eligible to vote at our annual meeting will be available for inspection at the annual meeting, and at our executive offices during regular business hours for a period of no less than ten days prior to the annual meeting.

Your vote is important.  In accordance with rules and regulations adopted by the SEC, we have elected to furnish our proxy materials to stockholders by providing access to the materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) has been mailed to the majority of our stockholders, while other stockholders have instead received paper copies of the documents accessible on the Internet.  It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person.  If you are the registered holder of your shares and are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Internet Availability Notice previously mailed to you and the instructions listed on the Internet site.  If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card.  If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by that firm to determine whether and how you will be able to submit your proxy.  Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the annual meeting.

By Order of the Board of Directors,

Michael S. Sherman
Senior Vice President, General Counsel,
Secretary and Assistant Treasurer

i

*****

ii

Genesis Healthcare, Inc.

101 East State Street

Kennett Square, Pennsylvania 19348

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

The enclosed proxy is solicited on behalf of the board of directors of Genesis Healthcare, Inc., a Delaware corporation, for use at our 2016 Annual Meeting of Stockholders to be held on Wednesday, June 8, 2016, at 9:00 a.m. local time, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and any business properly brought before the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the annual meeting. In this proxy statement, the “company,” “Genesis Healthcare,” “we,” “us” and “our” mean Genesis Healthcare, Inc., unless otherwise indicated.  On February 2, 2015, Skilled Healthcare Group, Inc. (“Skilled Healthcare”) completed its combination (the “Combination”) with FC-GEN Operations Investment, LLC (“FC-GEN”), and changed its name to Genesis Healthcare, Inc.  The Combination was effected pursuant to the terms of a Purchase and Contribution Agreement, dated as of August 18, 2014 and amended as of January 5, 2015 (as so amended, the “Purchase Agreement”), by and between Skilled Healthcare and FC-GEN.

All stockholders of record as of April 11, 2016, are entitled to notice of and to vote at our 2016 Annual Meeting of Stockholders. The annual meeting will be held at our office located at 101 East State Street, Kennett Square, Pennsylvania 19348.  We intend to begin mailing the Notice of Internet Availability of Proxy Materials (“Internet Availability Notice”), to certain of our stockholders, and, alternatively, a paper copy of this proxy statement and accompanying proxy card to all other stockholders, on or about April 29, 2016.

Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual Meeting of Stockholders to be Held on June 8, 2016

We are pleased to take advantage of SEC rules that allow companies to furnish their proxy materials over the Internet. Accordingly, we sent to the majority of our stockholders the Internet Availability Notice regarding Internet availability of the proxy materials for this year’s annual meeting. Other stockholders were instead sent paper copies of the proxy materials accessible on the Internet. Instructions on how to access the proxy materials over the Internet or to request a paper copy can be found in the Internet Availability Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by going to www.proxyvote.com and following the instructions. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.

If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the “stockholder of record.” In that case, either the Internet Availability Notice or the Notice of Annual Meeting, this proxy statement and our 2015 Annual Report to Stockholders have been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” In such case, either a notice similar to the Internet Availability Notice or the Notice of Annual Meeting, this proxy statement and our 2015 Annual Report to Stockholders should have been provided (or otherwise made available) to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following such intermediary’s instructions for voting.

In addition, please also note that the notice of the 2016 Annual Meeting of Stockholders, this proxy statement, a proxy card sample and our 2015 Annual Report to Stockholders are available on the investor relations section of our website at www.genesishcc.com.  We encourage you to access and review all of the important information contained in the proxy materials before voting.

Stockholders Entitled to Vote

Stockholders of record as of the close of business on April 11, 2016, are entitled to notice of, and to vote at, the annual meeting. On all matters to be voted upon at the annual meeting, each holder of our Class A common stock, Class B common stock and Class C common stock is entitled to one vote for each share of Class A common stock, Class B common stock and Class C common stock, respectively, held of record by such holder. You may vote your shares at the annual meeting by attending and voting in person, by voting via the Internet or telephone as described herein, or by having your shares represented at the annual meeting by a valid proxy.

Voting

You may vote by ballot in person at the annual meeting. Alternatively, if your shares are registered directly in your name, you may submit a proxy and vote by using any of the following methods:

•                  By Telephone:  You may use any touch-tone telephone to vote at any time until 11:59 p.m. (Eastern Time) on the day before the meeting, by calling 1-800-690-6903 and following the voice-guided instructions.

•                  By Internet:  You may use the Internet to vote at any time until 11:59 p.m. (Eastern Time) on the day before the meeting, by going to www.proxyvote.com. To vote on the Internet, go to www.proxyvote.com and follow the instructions for Internet voting shown on your proxy card or Internet Availability Notice.

•                  By Mail:  If you received a printed proxy card, you may vote by completing, signing and dating the proxy card and returning it in its accompanying postage-paid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If your shares are not registered directly in your name (e.g., you hold your shares in a stock brokerage account or through a bank or other holder of record), you may vote by following the instructions detailed on the notice or voting instruction form you receive from your broker, bank or other nominee.

Your vote is very important. Accordingly, whether or not you plan to attend the annual meeting in person, you should vote by using one of the methods described above.

All properly signed proxies that are received before the polls are closed at the annual meeting and that are not revoked will be voted at the annual meeting according to the instructions indicated on the proxies or, if no instructions are indicated with respect to a particular proposal, they will be voted as follows: (i) “FOR” the election of each of the four nominees for director as described in Proposal 1; (ii) “FOR” the advisory approval of the compensation of our named executive officers as described in Proposal 2; and (iii) “FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm as described in Proposal 3.

The enclosed proxy gives Thomas DiVittorio, our Chief Financial Officer, and Michael S. Sherman, our Senior Vice President, General Counsel and Secretary, or either of them, discretionary authority to vote your shares with respect to all additional matters that might come before the annual meeting, including any motion made for continuance, adjournment or postponement of the annual meeting (including for purposes of soliciting additional votes).

Revoking Your Proxy; Changing Your Vote

If you are a stockholder of record, you may revoke your proxy or change your vote at any time before your proxy is voted at the annual meeting by taking any of the following actions:

•                  delivering to our Corporate Secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•                  properly delivering a subsequent proxy in one of the manners authorized and described in this proxy statement (such as by mail, via the Internet or by telephone), relating to the same shares and bearing a later date than the original proxy; or

•                  attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of proxies (other than delivering a subsequent proxy) should be addressed to:

Genesis Healthcare, Inc.

Attn: Michael S. Sherman, Secretary

101 East State Street

Kennett Square, PA 19348

If your shares are held in “street name” by a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

Attendance at the Annual Meeting

All stockholders who choose to attend the annual meeting in person will need to present a valid government-issued photo identification (e.g., a driver’s license, state identification card or passport) at the door to be admitted to the annual meeting. Additionally, if you hold your shares in a stock brokerage account or in the name of a bank or other holder of record and you plan to attend the annual meeting, you will also need to obtain and present a copy of your brokerage account statement (which you can obtain from your broker) reflecting your ownership of our common stock as of the close of business on April 11, 2016, the record date for the annual meeting.

Quorum and Votes Required

At the close of business on April 11, 2016, there were 73,593,732 shares of our Class A common stock, 15,511,603 shares of our Class B common stock and 64,449,380 shares of our Class C common stock outstanding and entitled to vote.  Stockholders of record are entitled to one (1) vote, on each proposal, for each share of Class A common stock, Class B common stock and Class C common held by the stockholder. Thus, a total of 153,554,715 votes may be cast on each proposal at the annual meeting. All votes will be tabulated by the inspector of elections appointed for the annual meeting. Michael T. Berg, our Deputy General Counsel and Assistant Secretary, has been appointed to serve as inspectors of election at the annual meeting.

The inspector of elections will determine whether a quorum is present at the annual meeting. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast at the annual meeting will constitute a quorum at the annual meeting. Shares of common stock held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum but will not be counted as votes cast. Brokers, banks or other nominees who hold shares of common stock in “street name” for beneficial owners of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the New York Stock Exchange (the “NYSE”), determines to be “non-routine,” without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker, bank or nominee holds your common stock in “street name,” your broker, bank or nominee is entitled to vote your shares on “non-routine” proposals only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your broker, bank or nominee with this proxy statement. Proposals 1 and 2 are considered “non-routine” matters on which brokers, banks and other nominees may vote only with specific instructions from beneficial owners.

For Proposal 1, directors will be elected by a plurality of the votes cast at the annual meeting. Thus, the four nominees receiving the greatest number of votes will be elected, assuming there is a quorum present at the annual meeting. Your broker is not entitled to vote on the election of directors without your instruction. As a result, abstentions and broker non-votes will not be counted in determining which nominees received the largest number of votes cast.

Proposal 2, approval on an advisory basis of the resolution approving the compensation of our named executive officers, as described in this proxy statement, requires the affirmative vote of the holders of a majority of the votes that all stockholders present in person or represented by proxy are entitled to cast at the annual meeting. Therefore, abstentions will have the same effect as votes against the proposal. Brokers do not have discretionary authority to vote on this proposal. Thus, broker non-votes will be deemed shares not entitled to vote on the proposal, will not be counted as votes for or against the proposal, and will not be included in calculating the number of votes necessary for approval of the proposal.

Proposal 3, the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, requires the affirmative vote of the holders of a majority of the votes that all stockholders present in person or represented by proxy are entitled to cast at the annual meeting. Therefore, abstentions will have the same effect as votes against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm and thus, broker non-votes are generally not expected in connection with the vote on Proposal 3.

No matter currently is expected to be considered at the annual meeting other than the proposals set forth in this proxy statement and the accompanying Notice of Annual Meeting of Stockholders. However, if any other matters are properly brought before the annual meeting for action, it is intended that the shares of our common stock represented by proxies will be voted by the persons named as proxies on the proxy card in accordance with their discretion on such matters.

Solicitation of Proxies

Our board of directors is soliciting proxies for the annual meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders, including the expense of preparing and mailing the Internet Availability Notice and the proxy materials for the annual meeting. In addition to the solicitation of proxies by mail, we will request that brokers, banks and other nominees that hold shares of our common stock that are beneficially owned by our stockholders send notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

Assistance

If you need assistance in submitting your proxy or have questions regarding the annual meeting, please contact the Genesis Healthcare, Inc. Investor Relations department at (610) 925-2000 or write to: Genesis Healthcare, Inc., Attn: Investor Relations, 101 East State Street, Kennett Square, Pennsylvania 19348.

Forward-Looking Statements

This proxy statement may contain “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. We undertake no obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015 and in our subsequent periodic reports on Form 10-Q and current reports on Form 8-K.

PROPOSAL 1:  ELECTION OF DIRECTORS

Board Structure

Our Amended and Restated Bylaws provide that our board of directors will consist of not less than three (3) nor more than nineteen (19) members, with the exact number of directors being set by our board of directors. Our board of directors has set the current number of directors at eleven (11) members. The directors are divided into three (3) classes, with each class serving for a term of three (3) years. At each annual meeting, the term of one class expires. Class I, which currently consists of three (3) members, Robert H. Fish, George V. Hager, Jr., and Arnold Whitman, has a term expiring at the close of our 2018 Annual meeting of stockholders. Class II, which currently consists of four (4) members, Robert Hartman, Joshua Hausman, James V. McKeon and David Reis, has a term expiring at the close of our 2016 annual meeting of stockholders.  Class III, which currently consists of four (4) members, James H. Bloem, John F. DePodesta, Steven Fishman and Glenn S. Schafer, has a term expiring at the close of our 2017 annual meeting of stockholders.  We do not currently have any vacancies on our board of directors.

Board Nominees

Based upon the recommendation of our Nominating, Corporate Governance, Quality and Compliance Committee, our board of directors has nominated Robert Hartman, Joshua Hausman, James V. McKeon and David Reis for election to serve as Class II directors. Proxies cannot be voted for a greater number of persons or different persons than the nominees named. If elected, each director nominee would serve a three-year term expiring at our 2019 Annual Meeting of Stockholders and until his successor is duly elected and qualified or until his earlier resignation or removal. Biographical information on each of the nominees is furnished below under “Director Biographical Information.”

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE FOUR DIRECTOR NOMINEES.

Composition of the Board of Directors

Set forth below is information as of April 11, 2016 regarding each director nominee and each person whose term of office as a director will continue after the annual meeting.  There are no family relationships among any of our directors or executive officers.

Name	Age	Position	Director Since	Class	Term Expires
Robert H. Fish(2)(3)	65	Director	2013	I	2018
George V. Hager, Jr.	60	Chief Executive Officer, Director	2015	I	2018
Arnold Whitman(2)	64	Director	2015	I	2018
Robert Hartman(3)	59	Director	2015	II	2016
Joshua Hausman(3)	40	Director	2015	II	2016
James V. McKeon(3)	51	Director	2015	II	2016
David Reis(2)	55	Director	2015	II	2016
James H. Bloem(1)	65	Director	2015	III	2017
John F. DePodesta(1)(2)	71	Director	2015	III	2017
Steven Fishman	60	Chairman of the Board of Directors	2015	III	2017
Glenn S. Schafer(1)	66	Director (Lead Independent Director)	2006	III	2017

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Member of the Nominating, Corporate Governance, Quality and Compliance Committee.

The Purchase Agreement entered into between Skilled Healthcare and FC-GEN pursuant to which the Combination was effected provided that each of the parties would take all actions necessary to provide that, at the closing of the Combination (which occurred on February 2, 2015), two (2) individuals designated by Skilled Healthcare, four (4) individuals designated by FC-GEN and five (5) individuals designated jointly by Skilled Healthcare and FC-GEN would be appointed to our board of directors. The individuals who are currently serving as the members of our board of directors were appointed pursuant to that agreement.

Director Biographical Information

Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2019 Annual Meeting of Stockholders (Class II)

Robert Hartman. Mr. Hartman has been the Chairman of NuCare Services Corp., which provides business and financial consulting services to the long term care industry, since 1984.

Mr. Hartman has over 35 years of development and operational experience in providing senior services ranging from assisted living to post-acute care. He has been involved with the start-up and creation of over 30 businesses primarily related to the healthcare and real estate fields. He sits on the board of Formation Development Group. Additionally, Mr. Hartman is Principal and Founder of Midway Capital Partners, a private equity fund that invests in real estate, hospitality and healthcare development opportunities. He served on the board of FC-GEN until the consummation of the Combination in February 2015. Mr. Hartman has served as co-President of the Illinois Council on Long Term Care, a statewide trade association. He served for six years as a Trustee of Northeastern Illinois University and for 18 years as the Chairman of the Board of Trustees of Keshet, an educational, camping and social service organization for individuals with special needs.  He was recently elected as Trustee of the Simon Wiesenthal Center.

The board of directors has concluded that Mr. Hartman should serve as a member of the board of directors due to the great breadth and depth of operational and financial experience that he has in the senior services industry, as well as his significant beneficial ownership in the company’s stock, as described below in “Security Ownership of Directors and Executive Officers and Certain Beneficial Owners.”

Joshua Hausman. Mr. Hausman is a Managing Director of Onex Corporation and manages Onex Corporation’s origination and due diligence efforts in the healthcare industry. Mr. Hausman has been with Onex Corporation since 2004 and has served in his current role as Managing Director since January 2013. Prior to joining Onex Corporation, Mr. Hausman worked in the investment banking division of Banc of America Securities LLC as part of the healthcare group. Mr. Hausman serves as a director of ResCare, Inc. and Schumacher Clinical Partners. Mr. Hausman has previously served as a director and Chairman of the Audit Committee for the Center for Diagnostic Imaging.

Based upon Mr. Hausman’s extensive experience with healthcare companies, his experience in finance and auditing and his significant beneficial ownership in the company’s stock, as described below in “Security Ownership of Directors and Executive Officers and Certain Beneficial Owners,” the board of directors has concluded that he should serve as a director.

James V. McKeon. Mr. McKeon is currently the President of Valentine Associates LLC (“Valentine Associates”), a position he has held since January 2009. Valentine Associates is a Pennsylvania-based consulting firm specializing in finance, strategic planning, performance improvement and merger and acquisition issues. Valentine Associates has performed consulting services for both Skilled Healthcare and Genesis HealthCare, LLC (“Genesis LLC”), a principal subsidiary of FC-GEN, and a successor in interest to Genesis Healthcare Corporation. From January 2009 until December 2014, Mr. McKeon served as a consultant to and officer of Tech Pharmacy Services, Inc., which services five Genesis LLC facilities for pharmacy and related supplies. From November 2008 to April 2011, Mr. McKeon was the co-owner and Chief Financial Officer of Primo Sport, Inc., a start-up sports technology firm. From December 2003 to October 2008, Mr. McKeon served as Executive Vice President and Chief Financial Officer for Genesis LLC. From June 1994 to December 2003, he held various positions at Genesis Health Ventures, LLC (“Genesis Health Ventures”)—he was Senior Vice President and Corporate Controller from November 2000 to December 2003, Vice President and Corporate Controller from April 1997 to November 2000 and Director, Finance and Investor Relations from June 1994 to November 1995. Mr. McKeon started his career at KPMG Peat Marwick (“KPMG”), a professional services company, where he worked from September 1986 until June 1994. He held a variety of positions at KPMG during his tenure and was a senior manager upon departure. Mr. McKeon also serves as a director for Educational Credit Management Corporation (“ECMC”), a not-for-profit focused on ensuring adequate liquidity to finance secondary education, a position he has held since January 2009. Mr. McKeon also serves as Chairman of the Audit Committee for ECMC, a position he has held since May 2011. From January 2006 to January 2012, he was an officer and a director of Tug McGraw Foundation, a not-for-profit focused on quality of life issues for brain tumor patients and families.

Mr. McKeon’s extensive experience in the healthcare industry, as well as his familiarity with Genesis Healthcare, Inc. and its predecessor companies, cause the board of directors to conclude that he should serve as a director.

David Reis. Since 1988, Mr. Reis has been the Chief Executive Officer of Senior Care Development, LLC, a company that specializes in the development and turnaround of distressed continuing care retirement communities. Senior Care Development also has over 25 years of experience in developing and owning standalone skilled nursing facilities and assisted living communities.  Mr. Reis is also the Chief Executive Officer of Falcon Investors, LLC (“Falcon Investors”), a position he has held since 2004. Falcon Investors specializes in the development and turnaround of unique assets, and is the managing member and an owner of the company that developed the St. Regis Deer Valley ski-in/ski-out resort, as well as managing the successful turnaround of MetroSouth Hospital in Blue Island, Chicago. He served on the board of FC-GEN until the consummation of the Combination in February 2015.

The board of directors has concluded that, based upon Mr. Reis’ extensive experience in the healthcare industry, particularly with companies that serve seniors, as well as his significant beneficial ownership in the company’s stock, as described below in “Security Ownership of Directors and Executive Officers and Certain Beneficial Owners,” he should serve as a member of the board of directors.

Directors Continuing in Office Until the 2018 Annual Meeting of Stockholders (Class I)

Robert H. Fish.  Mr. Fish has served as a member of our board of directors since November 2013, when he joined Skilled Healthcare as Chief Executive Officer.  He served as Skilled Healthcare’s Chief Executive Officer until the Combination was completed in February 2015.  During his career, Mr. Fish has served as Chairman, President or CEO of a number of healthcare companies. From 2012 until he joined Skilled Healthcare in 2013, Mr. Fish served as Managing Partner of Sonoma-Seacrest, LLC, a California health care firm specializing in strategic planning, performance improvement and merger and acquisition issues. From 2008 to 2012 he served as Chairman of REACH Medical Holdings, a regional air medical transport company, from 2005 to 2006 he served as Executive Chairman of Coram, Inc., a large home infusion provider, from 2003 to 2007 he served as Lead Director of Genesis LLC and from 2002 to 2003 he served as Chairman and Chief Executive Officer of Genesis Ventures, a long-term care and institutional pharmacy company and predecessor in interest to Genesis Healthcare Corporation. Since 2013, Mr. Fish has served as a member of the board of directors of the non-profit St. Helena Hospital Foundation in Northern California. Mr. Fish has also served as President and Chief Executive Officer of St. Joseph Health System—Sonoma County and Valleycare Health System, both of which are regional hospital systems in Northern California.

Mr. Fish has extensive experience as a healthcare company executive, including in the long-term care industry.  For these reasons, and his former role as our Chief Executive Officer, our board of directors concluded that Mr. Fish should serve as a director.

George V. Hager, Jr.  Mr. Hager has served as Chief Executive Officer of Genesis Healthcare, Inc. since the Combination was completed in February 2015.  From 2003 until February 2015, Mr. Hager served as Chief Executive Officer of Genesis LLC. Prior to becoming Chief Executive Officer, he was Executive Vice President and Chief Financial Officer of Genesis LLC, and was responsible for corporate finance, information services, reimbursement and risk management. He joined Genesis LLC in 1992 as Vice President and Chief Financial Officer and was named Senior Vice President and Chief Financial Officer in 1994. Mr. Hager has over 25 years of experience in the healthcare industry. He spent the first 13 years of his professional career at KPMG, LLP, where he was the partner in charge of the healthcare practice group for the Philadelphia region from 1989 to 1992.  Mr. Hager is a certified public accountant and is a member of the boards of Dickinson College, the Delaware Valley Chapter of the Alzheimer’s Association and the Schwartz Center for Compassionate Care. Previously, he was a member of the board and the Audit Committee chair of both REACH Medical Holdings, Inc., a medical transportation company, and Adolor Corporation, a biopharmaceutical company. In addition, Mr. Hager has served as a member of the board of trustees and the Finance Committee, and as chair of the Audit Committee, of The University of the Sciences of Philadelphia.

Our board of directors has concluded that Mr. Hager should serve as a director based upon his extensive experience as a healthcare company executive, including his longstanding service as Chief Executive Officer of Genesis LLC.

Arnold Whitman.  Mr. Whitman is Co-Founder and Chairman of Formation Capital (“Formation Capital”). He has over 25 years’ experience in the seniors housing and healthcare industry. In 1999, Mr. Whitman created Formation Capital as an advisory and equity investment firm for seniors housing and healthcare. Since founding the company, Mr. Whitman has overseen the investment of over $5 billion in seniors housing assets managed by Formation Capital. Prior to co-founding Formation Capital, Mr. Whitman founded Health Care Capital Finance (“HCCF”), a private debt provider, where he developed a successful securitization program for seniors housing assets. Following the merger of HCCF into PRN Mortgage Capital, Mr. Whitman continued to oversee over $2 billion of debt investments into seniors housing and care. Mr. Whitman began his career in healthcare in 1985 as a Director of Acquisitions for MediPlex and then as a Vice President of Meditrust in 1986. Mr. Whitman is a current board member and Chairman Emeritus of the National Investment Center for Seniors Housing and Care Industries and also serves on the executive board of the American Seniors Housing Association. He is also a partner in Aging 2.0, a principal in Prime Care Properties, LLC and a board member of Care Institute Group, Inc. He served on the board of FC-GEN until the consummation of the Combination in February 2015.

Mr. Whitman’s extensive experience in the healthcare industry, and particularly with companies who serve seniors, as well as his significant beneficial ownership in the company’s stock, as described below in “Security Ownership of Directors and Executive Officers and Certain Beneficial Owners,” led the board of directors to conclude that Mr. Whitman should serve as a member of the board of directors.

Directors Continuing in Office Until the 2017 Annual Meeting of Stockholders (Class III)

James H. Bloem. Mr. Bloem retired on December 31, 2013, after 13 years as Senior Vice President, Chief Financial Officer and Treasurer of Humana Inc. (“Humana”), one of the nation’s largest health benefit companies. He joined Humana in 2001 and had responsibility for all of the Humana’s accounting, actuarial, analytical, financial, tax, risk management, treasury and investor relations activities. Mr. Bloem also serves as a director of Allergan plc. He previously served as a director of Genesis Health Ventures, Inc. from 2001 to 2003. The board of directors has determined that Mr. Bloem’s financial background and experience qualify him as an “audit committee financial expert” under SEC rules.

The board of directors has concluded that Mr. Bloem should serve as a director, based upon his extensive experience in the healthcare industry, including as an executive officer of Humana, as well as his leadership skills and financial knowledge, which enable him to serve as a financial expert on and chairperson of our Audit Committee.

John F. DePodesta.  Mr. DePodesta co-founded Primus Telecommunications Group, Inc. (“Primus”) in 1994, and served as the company’s Director, Executive Vice President, Chief Legal Officer, Chief Corporate Development Officer and Secretary from 1994 to 2010. Primus was listed as a Fortune 1000 company during its fifth year of operation. From 1994 to 2002, Mr. DePodesta served as the Chairman of the Board of Iron Road Railways, Inc., which he also co-founded. He served as Senior Vice President, Law and Public Policy, of Genesis Ventures from 1996 to 1998. Additionally, from 1994 to 1999, he served as “of counsel” to the law firm of Pepper Hamilton LLP, where he was previously a partner since 1979. Before joining Pepper Hamilton LLP, Mr. DePodesta served as General Counsel of Consolidated Rail Corporation and General Counsel—Reorganization for the Penn Central Trustees from 1970 to 1979. Since 1994, he has served as a director of Educational Credit Management Corporation, where he is currently Chairman of the Board, Chairman of the Governance and Compensation Committee and Chairman of the Board of Educational Credit Management Corporation’s for-profit and non-profit subsidiaries. Mr. DePodesta also served as a director of Genesis LLC from 2003 until 2007, where he was a member of the Audit Committee and the Special Committee. From 2011 until 2015, Mr. DePodesta served as a director of Sutron Corporation and was Chairman of the Governance and Compensation Committee and a member of the Audit Committee. Since 2010, Mr. DePodesta has served as Managing Director of Dolomite Group, LLC, which provides advisory services to senior executives and public and private governing bodies.

Mr. DePodesta has extensive experience in law and regulation, corporate governance, corporate management, mergers and acquisitions, equity and debt financing, restructuring and working with healthcare and high growth technology companies.  Based on this experience, the board of directors has concluded that he should serve as a director.

Steven Fishman.  Mr. Fishman is Co-Founder, President and Co-Chairman of Formation Capital.  As President, Mr. Fishman leads Formation Capital’s deal origination and fundraising efforts. In April 2011, Mr. Fishman led the sale of the real estate assets of Genesis Healthcare Corporation to Health Care REIT for $2.4 billion. He served on the board of FC-GEN until the consummation of the Combination in February 2015. Mr. Fishman has been active in the healthcare and real estate industries for over 30 years. Prior to founding Formation Capital, Mr. Fishman spent 20 years as a CPA serving the health care and real estate industries.

The board of directors has concluded that Mr. Fishman should serve on the board of directors based upon his extensive experience in the healthcare and real estate industries, as well as his significant beneficial ownership in the company’s stock, as described below in “Security Ownership of Directors and Executive Officers and Certain Beneficial Owners.”

Glenn S. Schafer. Mr. Schafer has served as a member of our board of directors since April 2006, and served as Skilled Healthcare’s non-executive Chairman of the Board from November 2013 until February 2015. Mr. Schafer has served on the board of directors of Janus Capital Group, a NYSE-listed asset manager, since 2007 and of Mercury General Corporation, a NYSE-listed insurance company, since 2015.  He also served on the board of directors of Beckman Coulter, Inc., a NYSE-listed diagnostics and medical device company, from 2002 until the company’s sale in 2011, including as Lead Independent Director beginning in February 2010 and Non-executive Chairman beginning in September 2010. Previously, Mr. Schafer held various positions at Pacific Life Insurance Company (“Pacific Life”), a provider of life insurance products, annuities and mutual funds, having served as Vice Chairman from April 2005 until his retirement on December 31, 2005, President and a director since 1995, Executive Vice President and Chief Financial Officer from 1991 to 1995, Senior Vice President and Chief Financial Officer from 1987 to 1991 and Vice President, Corporate Finance from 1986 to 1987. Mr. Schafer also served as a director of Scottish Re Group Limited, a publicly traded (OTC) global life reinsurance specialist, from 2001 to 2005 and 2007 to 2008.

Mr. Schafer brings financial expertise and demonstrated leadership and governance experience with large NYSE-listed companies to our board of directors. His experience as President and Chief Financial Officer of Pacific Life Insurance Company allows for the contribution of valuable management and financial insight to the board of directors and provides him with a keen understanding of the interplay between our operations and financial results. Mr. Schafer’s experience at Pacific Life, overseeing a wide array of that company’s financial products, coupled with his experience on the audit committee of Janus Capital Group, provide the foundation for applying his knowledge to the day-to-day responsibilities of our Audit Committee.  For these reasons our board of directors has concluded that Mr. Schafer should serve as a director.

CORPORATE GOVERNANCE

Our board of directors has adopted corporate governance guidelines that provide the framework for our overall governance practices. Our board of directors has also adopted a code of conduct, which contains general guidelines for conducting our business that applies to all of our employees, including our principal executive officer, our principal financial officer, our principal accounting officer and our controller.  See “— Code of Conduct.” Our corporate governance guidelines and code of conduct can be found on the corporate governance page in the investor relations section of our website at www.genesishcc.com. Information contained on, or accessible through, any website referenced herein does not constitute a part of this proxy statement.

Board Leadership Structure

Our Chairman and Chief Executive Officer roles are separated.  Mr. Hager has served as our Chief Executive Officer, and Mr. Fishman has served as our Chairman of the board of directors, since immediately following the consummation of the Combination in February 2015.  Mr. Schafer has served as Lead Independent Director since March 2015.  Our board of directors has determined that it is presently desirable for different individuals to hold the positions of Chief Executive Officer and Chairman of the board of directors, which enables Mr. Hager to focus more of his time and efforts on his operational leadership responsibilities and enables Mr. Fishman to similarly focus on his board leadership responsibilities. Additionally, we believe that having an independent director serve as Lead Independent Director facilitates meaningful participation of independent directors in the leadership and functioning of our board of directors.

The corporate governance guidelines provide that the lead independent director is responsible for periodically scheduling and conducting separate meetings of the independent directors, coordinating the activities of the independent directors, providing input into agendas for meetings of the board of directors and performing various other duties as may be appropriate, including advising the Chairman of the board of directors. The lead independent director also participates in connection with the scheduling of meetings of the board of directors.

Four of our eleven current directors are “independent” directors, as defined by NYSE standards. To promote open discussion among our non-management directors, our independent directors meet regularly in executive sessions without management participation. Mr. Fishman, as Chairman of the board of directors, presides over meetings of our board of directors, including executive sessions of non-employee directors, and is able to set the agenda of the meetings of the board of directors and executive sessions and take any follow-up action as he deems necessary.

The board of directors recognizes the importance of regularly evaluating our particular circumstances to determine if our leadership structure continues to serve the best interests of us and our stockholders. To this end, the board of directors from time to time has assessed, and will continue to assess, whether its leadership structure remains the most appropriate for our organization, and it may from time to time elect to make changes to the leadership structure.

Board Independence

We are a “controlled company,” as that term is set forth in Section 303A of the NYSE Listed Company Manual, due to the fact that the holders of a majority of the voting power of our outstanding common stock (the “Voting Group”) have entered into a Voting Agreement (as defined below) governing, among other things, the election of our directors. For as long as we continue to qualify as a “controlled company,” we are not required to comply with certain NYSE standards. Specifically, under the NYSE rules, a “controlled company” may elect not to comply with certain NYSE corporate governance requirements, including (1) the requirement that a majority of our board of directors consist of independent directors, (2) the requirement that our nominating/corporate governance committee (i.e., our Nominating, Corporate Governance, Quality and Compliance Committee) be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (3) the requirement that our Compensation Committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (4) the requirement for an annual performance evaluation of the Nominating, Corporate Governance, Quality and Compliance Committee and the Compensation Committee.

Our board of directors performs an analysis, at least annually, as to whether each member of our board of directors is an “independent director,” as that term is defined in the applicable NYSE listing standards. In making its independence determination, our board of directors considers all relevant facts and circumstances of which it is aware, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. For example, the board of directors considers transactions and relationships between each director (including nominees for director), or any member of his or her immediate family, and us and our subsidiaries and affiliates in each of the most recent three completed fiscal years. Our board of directors also considers whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner, or significant equity holder). Our board of directors considers that in the ordinary course of business, transactions may occur between us and our subsidiaries and companies at which some of our directors are or have been officers. Our board of directors also considers any relevant charitable contributions to not-for-profit organizations of which our directors or immediate family members are affiliated. In making its independence determinations, our board of directors considers all relationships between us and the director and the director’s family members of which it was aware.

As a result of its review, our board of directors has determined that, of our current directors, each of Messrs. Bloem, DePodesta, Hausman and Schafer is an independent member of our board of directors under the applicable listing standards of the NYSE. Please see the relationships discussed under “Certain Relationships and Related Transactions” for a description of certain relationships considered by our board of directors in making its independence determinations.

Board Meetings

Our board of directors held 12 meetings and took action in writing once during fiscal year 2015 subsequent to the Combination. During fiscal year 2015, all directors who were then serving attended at least 75% of the combined total of (i) all board meetings and (ii) all meetings of committees of our board of directors of which the director was a member. The Chairman of the board of directors or his designee, taking into account suggestions from other members of the board of directors and executive officers, establishes the agenda for each meeting of the board of directors and the agenda is distributed in advance to each member of our board of directors. Each member of the board of directors may suggest the inclusion of items on the agenda and raise additional discussion items at the meetings. Our board of directors regularly meets in executive session without management present.  Each member of our board of directors attended the 2015 annual meeting of stockholders.

Committees of the Board of Directors

Our board of directors maintains a standing Audit Committee, Nominating, Corporate Governance, Quality and Compliance Committee and Compensation Committee. To view the charter of each of these committees, please visit the corporate governance page in the investor relations section of our website at www.genesishcc.com. Information contained on, or accessible through, any website referenced herein does not constitute a part of this proxy statement.

Because we are a “controlled company,” we elect to utilize some of the exemptions listed above under “—Board Independence,” as described below.  Since the Combination, all of the members of our Audit Committee have been independent directors, one of the members of our Nominating, Corporate Governance, Quality and Compliance Committee has been independent, and one of the members of our Compensation Committee has been independent under applicable NYSE rules.

The membership of our standing committees as of April 11, 2016 is as follows:

Director	Independent Under NYSE Standards	Audit Committee	Nominating, Corporate Governance, Quality and Compliance Committee	Compensation Committee
James H. Bloem	Yes	C
John F. DePodesta	Yes	*		C
Robert H. Fish	No		C	*
Robert Hartman	No		*
Joshua Hausman	Yes		*
James V. McKeon	No		*
David Reis	No			*
Glenn S. Schafer	Yes	*
Arnold Whitman	No			*

*   Member

C   Chair

Audit Committee

We have a standing Audit Committee. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm and for reviewing and discussing with our management and our independent registered public accounting firm our audited and unaudited consolidated financial statements included in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and earnings press releases. The Audit Committee carries out its responsibilities in accordance with the terms of its charter. The Audit Committee has authority to retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the committee believes to be necessary or appropriate.

Subsequent to the Combination in fiscal 2015, the Audit Committee held 13 meetings and took action in writing once. The current members of the Audit Committee, beginning in February 2015, are Messrs. Bloem (Chair), DePodesta and Schafer. Our board of directors has determined that all members of our Audit Committee are financially literate under the current listing standards of the NYSE and are independent under the NYSE standards and the requirements of SEC Rule 10A-3. Our board of directors has also determined that Mr. Bloem qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K of the Exchange Act of 1934, as amended (the “Exchange Act”).

Nominating Corporate Governance, Quality and Compliance Committee

We have a standing Nominating, Corporate Governance, Quality and Compliance Committee, or Corporate Governance Committee (the “Corporate Governance Committee”). During fiscal year 2015 subsequent to the Combination, the Corporate Governance Committee held five meetings. The current members of the Corporate Governance Committee, beginning in February 2015, are Messrs. Fish (Chair), Hartman, Hausman and McKeon.

The purpose of the Corporate Governance Committee is to make recommendations concerning the size and composition of our board of directors and its committees, oversee and evaluate and recommend candidates for election as directors, evaluate and recommend compensation paid to non-employee directors, develop, implement and review our corporate governance policies, evaluate our board of directors and management, oversee succession planning by management and review and oversee our policies and procedures that support and enhance the quality of care provided by our affiliates and compliance with applicable laws, regulations and industry guidelines. The Corporate Governance Committee is responsible for annually considering the appropriate skills and characteristics required of members of the board of directors in the context of the current make-up of our board of directors and its committees and for making board composition and nomination recommendations to the board of directors.

Our entire board of directors is responsible for nominating members for election to our board of directors and for filling vacancies on our board of directors that may occur between annual meetings of stockholders. The Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the entire board of directors for prospective board membership. In evaluating the suitability of individuals, the Corporate Governance Committee considers many factors, including:

•                  personal and professional integrity, ethics and values;

•                  experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;

•                  experience in the company’s industry;

•                  experience as a board member of another publicly held company;

•                  academic expertise in an area of the company’s operations;

•                  diversity of industry experience, gender, ethnicity and other diversity-related factors the committee may deem appropriate; and

•                  practical and mature business judgment, including ability to make independent analytical inquiries.

When formulating its board membership recommendations, the Corporate Governance Committee also considers any advice and recommendations offered by other members of the board of directors. The Corporate Governance Committee may also review the composition and qualification of the board of directors of our competitors or other companies and may seek input from industry experts.

In determining whether to recommend a director for re-election, the Corporate Governance Committee also considers our board of directors’ and each committee’s annual performance self-evaluations, which address, among other things, the directors’ attendance at meetings and participation in and contributions to the activities of our board of directors. All directors are encouraged to attend periodically director education programs or seminars.

The Corporate Governance Committee evaluates each individual in the context of our board of directors as a whole, with the objective of recommending a group that it feels can best perpetuate success for our company and represent stockholder interests through the exercise of sound judgment. Included in this evaluation is a consideration of the diversity each director or nominee brings to our board of directors, with diversity reflecting varied industry and professional experience, ethnicity and viewpoints, and other factors, as applicable.

The Corporate Governance Committee will consider stockholder recommendations of candidates for the board of directors on the same basis as it considers other candidates. Stockholder recommendations must be submitted to us under the procedures discussed below in “Other Matters — Stockholder Proposals and Nominations” and should include the information required by our bylaws.

Compensation Committee

We have a standing Compensation Committee. The Compensation Committee held six meetings and took action in writing three times in fiscal year 2015. The members of the Compensation Committee from February 2015 to March 2016 were Messrs. Reis (Chair), DePodesta, Fish and Whitman. The current members of the Compensation Committee are Messrs. DePodesta (Chair), Fish, Reis and Whitman.

The Compensation Committee approves the compensation of our Chief Executive Officer and all other officers (as that term is defined in Rule 16a-1 under the Exchange Act), including the approval of any grant of stock options, restricted stock or other equity awards to the CEO and other officers under our equity incentive plans. The Compensation Committee also reviews our compensation philosophy and has direct access to third-party compensation consultants.

The Compensation Committee also makes recommendations to our board of directors with respect to our incentive-compensation plans and equity-based plans and reviews and approves all executive officers’ employment agreements and severance arrangements. The Compensation Committee also manages and periodically reviews all annual bonus, long-term incentive compensation and equity incentive plans (including restricted stock plans, long-term incentive plans, management incentive plans and others). The Compensation Committee also determines annually the annual cash bonuses to be awarded to our executive officers and certain members of senior management based upon pre-established financial and operational performance criteria set under our annual performance bonus program. To assist the Compensation Committee, our Chief Executive Officer may make recommendations regarding other executive officers’ compensation based on his evaluation of the performance of the other executive officer against objectives established at the beginning of each year, the officer’s scope of responsibilities, our financial performance, retention considerations and general economic and competitive conditions. The Compensation Committee is permitted to delegate certain of its responsibilities to a subcommittee of the Compensation Committee.

In addition, the Compensation Committee has the authority to retain consultants and advisors as it may deem appropriate in its discretion, and the Compensation Committee has the sole authority to approve related fees and other retention terms. In 2015 and prior years, the Compensation Committee engaged Pearl Meyer & Partners, LLC, which we refer to as the consultant, to advise the Compensation Committee on an ongoing basis as an independent compensation consultant. The consultant reports directly to the Compensation Committee. While conducting assignments, the consultant interacts with our management when appropriate. The consultant, when invited, attends, or otherwise participates in, meetings of the Compensation Committee.

After review and consultation with the consultant, the Compensation Committee determined there was no conflict of interest resulting from retaining the consultant during the year ended December 31, 2015.  In reaching this conclusion, the Compensation Committee considered the factors set forth in Rule 10C-1 of the Exchange Act.  The Compensation Committee anticipates that it will retain Pearl Meyer & Partners, LLC to advise the Compensation Committee on certain compensation matters in 2016, and under its charter the Compensation Committee has the discretion to retain (or not retain) compensation and other advisors as it may choose in its discretion.

Risk Oversight

While our board of directors has the ultimate oversight responsibility for the risk management process, various committees of the board of directors also have responsibility for overseeing specific areas of risk management, as set forth below. The committees periodically provide updates to the board of directors regarding significant risk management issues and related matters.

Committee	Primary Risk Oversight Responsibility
Audit Committee	Overseeing financial risk, capital risk and financial compliance risk and internal controls over financial reporting.

Compensation Committee	Overseeing our compensation philosophy and practices and evaluating the balance between risk-taking and rewards to senior officers, as further discussed below.

Nominating, Corporate Governance, Quality and Compliance Committee

Evaluating each director’s independence and the effectiveness of our corporate governance guidelines and code of conduct, overseeing management’s succession planning and overseeing quality of care and regulatory compliance risks.

We continually utilize and refine our Enterprise Risk Management, or ERM, program. Employing an ERM program has enabled us to formalize our risk governance procedures and risk philosophy, as well as identify and assess enterprise risks and their potential impact and likelihood of occurrence. Our board of directors plays an important role in the oversight of the ERM program. The ERM program has been designed to be dynamic so that management may respond to a broad range of potential risks on an ongoing basis. Our board of directors receives periodic reports on management’s ERM initiatives, including a baseline identification, prioritization and assessment of potential risks in the areas of operations, regulatory, finance, human resources, strategy, legal and technology, among others. An additional component of the reports to our board of directors is the presentation of proposed responses to identified risks, planning and implementation of control activities designed to mitigate identified or potential risks, and an evaluation of the achievement of objectives.

Communication with the Board of Directors

We provide a process for stockholders to send communications to the board of directors, the non-management directors as a group, or any of the directors individually, including the Lead Independent Director. Stockholders may contact any of our directors, including our non-management directors, by writing to them c/o Office of the General Counsel, Genesis Healthcare, Inc., 101 East State Street, Kennett Square, PA 19348 or by email at lawdepartment@genesishcc.com or by telephone at (610) 925-2000. The Lead Independent Director, with the assistance of the company’s internal legal department, is primarily responsible for monitoring communications from stockholders and providing copies of such communications to the other directors as he or she considers appropriate. Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Lead Independent Director considers to be important for the directors to consider. All communications will be compiled by the Office of the General Counsel and submitted to the board of directors or the individual directors on a periodic basis.

Code of Conduct

We maintain a code of business conduct and ethics entitled “The Genesis Healthcare Code of Conduct”, which is applicable to our directors, officers and employees and any independent contractors performing functions similar to those of employees, including our principal executive officer, principal financial officer and principal accounting officer or controller. The code of business conduct and ethics addresses ethical conduct, commitment to quality care, full, fair and accurate disclosure in documents that we file with the SEC and other regulatory agencies, compliance with laws, regulations and professional standards, and the process for reporting suspected violations of the code. You can access our code of business conduct and ethics, free of charge, on the corporate governance page in the investor relations section of our website at www.genesishcc.com. Information contained on, or accessible through, any website referenced herein does not constitute a part of this proxy statement. In the event of any future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, applicable to our directors and executive officers, we intend to disclose such amendments or waivers at the same location on our website identified above.  Our current code of business conduct and ethics was adopted by our board of directors in 2015, and it superseded our prior code of business conduct and ethics.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

AND CERTAIN BENEFICIAL OWNERS

The following table shows ownership of our common stock as of April 11, 2016 by: (i) each person known to us to own beneficially more than five percent (5%) of any class of our capital stock; (ii) each director; (iii) our Chief Executive Officer, our Chief Financial Officer, each of our other three most highly compensated executive officers for the year ended December 31, 2015 (collectively, the “Named Executive Officers”); and (iv) all of our current directors and executive officers as a group.

	Shares Beneficially Owned(1)
	Shares of Class A Common Stock	Rights to Acquire Class A Common Stock (2)	Class A Percentage (3)	Shares of Class B Common Stock	Class B Percentage	Shares of Class C Common Stock	Class C Percentage	Percentage of Outstanding Vote
Stockholders holding 5% or more:
Voting Group(4)	36,360,175	60,143,809	72.0%	—	—	59,867,639	92.9%	62.8%
David Reis(5)	4,365,780	9,981,410	17.2%	—	—	9,959,874	15.5%	9.3%
Isaac Neuberger(6)	10,112,210	6,603,616	20.8%	—	—	6,602,466	10.2%	10.9%
Onex Corporation(7)	—	14,750,623	16.7%	14,750,623	95.1%	—	—	9.6%
Directors:
James H. Bloem	—	19,802	*	—	—	—	—	—
John F. DePodesta	—	19,802	*	—	—	—	—	—
Robert H. Fish	218,639	19,802	*	—	—	—	—	*
Steven Fishman(8)	36,360,175	60,143,809	72.0%	—	—	59,867,639	92.9%	62.8%
George V. Hager, Jr.(9)	36,360,175	60,143,809	72.0%	—	—	59,867,639	92.9%	62.8%
Robert Hartman(10)	36,360,175	60,143,809	72.0%	—	—	59,867,639	92.9%	62.8%
Joshua Hausman(11)	—	14,750,623	16.7%	14,750,623	95.1%	—	—	9.6%
James V. McKeon	—	19,802	*	—	—	—	—	—
David Reis(5)	4,365,780	9,981,410	17.2%	—	—	9,959,874	15.5%	9.3%
Glenn S. Schafer	35,586	92,809	*	5,917	*	—	—	*
Arnold Whitman(12)	36,360,175	60,143,809	72.0%	—	—	59,867,639	92.9%	62.8%
Other Named Executive Officers:
Thomas DiVittorio	316,220	381,561	*	—	—	372,996	*	*
Robert A. (“Mike”) Reitz	316,220	382,728	*	—	—	372,996	*	*
Dan Hirschfeld	316,220	380,728	*	—	—	372,996	*	*
JoAnne Reifsnyder	156,468	363,354	*	—	—	356,958	*	*
All current executive officers and directors as a group (16 persons)	36,614,400	60,315,826	72.0%	14,750,623	95.1%	60,763,783	94.3%	63.1%

* Less than 1%

(1)                 Unless otherwise noted, percentage ownership is based on 73,593,732 shares of Class A common stock, 15,511,603 shares of Class B common stock, and 64,449,380 shares of Class C common stock outstanding on April 11, 2016. Restricted stock units vesting within sixty days of April 11, 2016 are deemed outstanding for purposes of computing the share amount and percentage ownership of the person holding such units, but we do not deem them outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable.

(2)                 Except as otherwise noted, consists of shares of Class A common stock which the person has a right to acquire upon exchange of Class A Common Units of FC-GEN Operations Investment, LLC (“OP Units”) and/or conversion of shares of our Class B common stock or Class C common stock. Also includes the following shares of Class A common stock upon the vesting of restricted stock units within 60 days of April 11, 2016:  Mr. Bloem, 19,802; Mr. DePodesta, 19,802; Mr. Fish, 19,802; Mr. Fishman, 19,802; Mr. Hager, 18,833; Mr. Hartman, 19,802, Mr. McKeon, 19,802; Mr. Reis, 19,802; Mr. Schafer, 19,802; Mr. Whitman, 19,802; Mr. DiVittorio, 8,500; Mr. Reitz, 9,666; Mr. Hirschfeld, 7,666; Ms. Reifsnyder, 6,333; and the Voting Group, 265,746.  In addition, with respect to Mr. Schafer it includes 73,007 shares of Class A common stock that he has a right to acquire upon settlement of restricted stock units that are vested as of April 11, 2016 but for which settlement has been deferred.

(3)                 Giving effect to conversion of all shares of our Class B and Class C common stock and exchange of all OP Units held by the named individual or group, including, in the case of the Voting Group and Messrs. Fishman, Hager, Hartman and Whitman, all shares of our Class C common stock and all OP Units held by all members of the Voting Group. Also includes shares of our Class A common stock to be issued upon the vesting of restricted stock units within 60 days of April 11, 2016, as detailed above.

(4)                 According to the Schedule 13D filed by the Voting Group with the SEC on February 12, 2015 and the Schedule 13D/A filed by the Voting Group with the SEC on February 27, 2015, and including other transactions of which we are aware.  The Voting Group is comprised of HCCF Management Group, Inc., a Georgia corporation, HCCF Management Group XI, LLC, a Delaware limited liability company, FC Profit Sharing, LLC, a Delaware limited liability company, Arnold Whitman, Senior Care Genesis, LLC, a Delaware limited liability company, OpCo Rok, LLC, a Delaware limited liability company, ZAC Properties XI, LLC, a Virginia limited liability company, Steven Fishman, George V. Hager, Jr., the Robert and Debra F. Hartman Family Trust, Midway Gen Capital, LLC, Robert Hartman, Biret Operating LLC, a Delaware limited liability company, Grandview Investors LLC, a Delaware limited liability company, Max Moxi LLC, a New York limited liability company, GRFC Gazelle LLC, a Delaware limited liability company, Gazelle Riverside LLC, a Delaware limited liability company, Gazelle Light LLC, a Delaware limited liability company, Gazelle Herne Hill LLC, a Delaware limited liability company, L Gen Associates, a Delaware partnership, Gazelle Sing LLC, a Delaware limited liability company, Gazelle Costa Brazil LLC, a Delaware limited liability company, Dreyk LLC, a Delaware limited liability company, GHC Class B LLC, a Delaware limited liability company, Sing Investments LLC, a Delaware limited liability company, and Larts Investments LLC, a Delaware limited liability company.

(5)                 Includes 4,365,780 shares of our Class A common stock, rights to acquire 9,961,608 shares of our Class A common stock and 9,959,874 shares of our Class C common stock held by a limited liability company of which Mr. Reis is the managing member.

(6)                 According to the Schedule 13D filed by the Voting Group with the SEC on February 12, 2015 and the Schedule 13D/A filed by the Voting Group with the SEC on February 27, 2015.  Includes 10,112,210 shares of our Class A common stock, rights to acquire 6,603,616 shares of our Class A common stock and 6,602,466 shares of our Class C common stock held by limited liability companies of which Mr. Neuberger is the managing member.  The address of Mr. Neuberger is One South Street, 27th Floor, Baltimore, Maryland 21202.

(7)                 According to the Schedule 13D/A filed with the SEC on February 11, 2015 by (i) Onex Corporation, an Ontario, Canada corporation (“Onex”); (ii) Onex Partners LP, a Delaware limited partnership (“OPLP”); (iii) Onex US Principals LP, a Delaware limited partnership (“USLP”); (iv) Onex Real Estate Holdings III Inc., a Delaware corporation (“OREH”); and (v) Gerald W. Schwartz. Onex controls, directly or indirectly, each of OPLP, USLP and OREH. Includes: 11,293,552 shares of our Class B common stock owned by OPLP as to which it is deemed to have shared power to vote and direct the disposition, 68,820 shares of our Class B common stock beneficially owned by USLP as to which it is deemed to have shared power to vote and direct the disposition, and 3,388,251 shares of our Class B common stock beneficially owned by OREH as to which it is deemed to have shared power to vote and direct the disposition. All of our shares of Class B common stock are convertible, on a 1-for-1 basis, into shares of our Class B common stock. Mr. Schwartz is the Chairman, President and Chief Executive Officer of Onex Corporation and owns shares whose collective voting rights entitle him to elect a majority of the members of the Onex board of directors. Onex and Mr. Schwartz each have a pecuniary interest in less than 100% of the shares beneficially owned by OPLP, USLP and OREH. Mr. Schwartz and Onex disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein. The addresses of the foregoing are: Onex and Mr. Schwartz — 161 Bay Street, P.O. Box 700, Toronto, Ontario, M5J 2S1, Canada; OPLP — 712 Fifth Avenue, New York, New York 10019; and USLP and OREH — 421 Leader Street, Marion, Ohio 43302.

(8)                 Mr. Fishman is a member of the Voting Group. As a result, Mr. Fishman may be deemed to be the beneficial owner of all shares of our Class A common stock, rights to acquire shares of our Class A common stock and shares of our Class C common stock held by each member of the Voting Group.

(9)                 Mr. Hager is a member of the Voting Group. As a result, Mr. Hager may be deemed to be the beneficial owner of all shares of our Class A common stock, rights to acquire shares of our Class A common stock and shares of our Class C common stock held by each member of the Voting Group.

(10)           Mr. Hartman is a member of the Voting Group. As a result, Mr. Hartman may be deemed to be the beneficial owner of all shares of our Class A common stock, rights to acquire shares of our Class A common stock and shares of our Class C common stock held by each member of the Voting Group.

(11)           Mr. Hausman serves as a Managing Director of Onex. As a result, Mr. Hausman may be deemed to beneficially own the reported securities, which includes shares beneficially owned by Onex, OPLP, USLP and OREH. Mr. Hausman has a pecuniary interest in less than 100% of such shares, and he disclaims beneficial ownership of these securities.

(12)           Mr. Whitman is a member of the Voting Group. As a result, Mr. Whitman may be deemed to be the beneficial owner of all shares of our Class A common stock, rights to acquire shares of our Class A common stock and shares of our Class C common stock held by each member of the Voting Group.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on a review of copies of such forms received with respect to fiscal year 2015 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of our common stock have complied with the reporting requirements of Section 16(a).

Equity Compensation Plan Information

The following table provides information, as of December 31, 2015, about compensation plans under which shares of our common stock may be issued to employees, consultants or non-employee directors of our board of directors upon exercise of options, warrants or rights.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (c)
Plans approved by stockholders	4,745,518	$	N/A	16,453,971
Plans not approved by stockholders	N/A	N/A		N/A
Total	4,745,518	$	N/A	16,453,971

(a)         Represents restricted stock units covering 4,745,518 shares of common stock outstanding as of December 31, 2015 under the Amended and Restated Skilled Healthcare Group, Inc. 2007 Incentive Award Plan, or the 2007 Plan, and the 2015 Omnibus Equity Incentive Plan of Genesis Healthcare, Inc., or the 2015 Plan.

(b)         No exercise price is payable in connection with the issuance of shares covered by the restricted stock units outstanding as of December 31, 2015.

(c)          Represents the number of shares that remained available for issuance under the 2007 Plan and 2015 Plan as of December 31, 2015. As of April 11, 2016, 16,503,911 shares remained available for issuance under such Plans.

OUR EXECUTIVE OFFICERS

The following sets forth biographical information regarding our executive officers (as defined in applicable SEC rules) as of April 11, 2016, other than our Chief Executive Officer, Mr. Hager, whose biographical information is set forth above under “Director Biographical Information.”  All of our current executive officers assumed their respective roles, as they relate to Genesis Healthcare, Inc., upon the completion of the Combination in February 2015.

Thomas DiVittorio, 47, Chief Financial Officer. Mr. DiVittorio has served as Senior Vice President and Chief Financial Officer of Genesis Healthcare since the Combination and he served in the same capacity for Genesis LLC from 2008 to 2015. He has served in various corporate finance positions since joining Genesis LLC in 1996. Before becoming Senior Vice President and Chief Financial Officer, Mr. DiVittorio served as Vice President, Corporate Controller and Chief Accounting Officer and was responsible for Genesis LLC’s accounting policy, financial reporting and budgeting. Prior to joining Genesis LLC, Mr. DiVittorio was employed by KPMG, LLP. Mr. DiVittorio is a certified public accountant.

Robert A. (“Mike”) Reitz, 66, Executive Vice President and Chief Operating Officer. Mr. Reitz has served as Executive Vice President and Chief Operating Officer of Genesis Healthcare since the Combination and he served in the same capacity for Genesis LLC from 2003 to 2015. He has served in multiple operating positions since joining Genesis LLC in 1992. Prior to joining Genesis LLC, Mr. Reitz served in various positions in the long-term care field, including in day to day operations and as an Administrator, Regional Director, Corporate Director of Human Resources, Vice President of Operations and Vice President of Administration and Product Development. Mr. Reitz has also had significant involvement in the Alzheimer’s Association of Greater Maryland, where he has served as a board member and Chapter President.

Michael S. Sherman, 47, Senior Vice President, General Counsel, Secretary and Assistant Treasurer. Mr. Sherman has served as Senior Vice President, General Counsel, Secretary and Assistant Treasurer of Genesis Healthcare since the Combination and he served in the same capacity for Genesis LLC from 2009 to 2015. Mr. Sherman previously served as Genesis LLC’s Assistant General Counsel from 1997 to 1999, as Vice President and Deputy General Counsel, Strategic Development, from 1999 to 2004, and as Senior Vice President, Mergers and Acquisitions, from 2006 until 2009.

JoAnne Reifsnyder, PhD., RN, FAAN, 57, Executive Vice President, Clinical Operations, and Chief Nursing Officer. Dr. Reifsnyder has served as Executive Vice President, Clinical Operations, and Chief Nursing Officer of Genesis Healthcare since the Combination and she served as Senior Vice President, Clinical Operations of Genesis LLC from 2012 to 2015.  Prior to joining Genesis LLC, Dr. Reifsnyder was Senior Vice President of Care Transitions for CareKinesis and Program Director, Health Policy, at Jefferson School of Population Health, and has held numerous other administrative, clinical and academic positions spanning a 35-year career. She was formerly the President of the Board of Directors for the Hospice and Palliative Nurses Association, and currently serves on the Board of the Hospice Foundation of America. She is a member of the American Nurses Association (ANA), the American Organization of Nurse Executives (AONE), the National Gerontological Nurses Association (NGNA) and Sigma Theta Tau International, the Honor Society of Nursing. Dr. Reifsnyder completed a postdoctoral fellowship in psychosocial oncology at the University of Pennsylvania School of Nursing, and holds a PhD in nursing from the University of Maryland, a Master’s Degree in nursing from Thomas Jefferson University, and a BSN from Holy Family College. She holds an appointment as Adjunct Assistant professor in the School of Nursing at the University of Pennsylvania. Dr. Reifsnyder was inducted as a Fellow in the American Academy of Nursing in 2015

Dan Hirschfeld, 58, Executive Vice President and President, Genesis Rehabilitation Services, Respiratory Health Services and CareerStaff Unlimited. Mr. Hirschfeld has served in his current capacity of Executive Vice President and President, Genesis Rehabilitation Services, LLC, which is one of our wholly owned subsidiaries, since 2008. He joined Genesis LLC in 2005 as Senior Vice President of Rehab Services.  Prior to joining Genesis LLC, Mr. Hirschfeld held senior executive positions with a variety of privately held and publicly held companies with operations throughout the United States. Mr. Hirschfeld serves on the Board of Directors for The National Association for the Support of Long Term Care (NASL) and Argentum (formerly the Assisted Living Federation of America) and on the Board of Trustees of Harcum College.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

On February 2, 2015, we combined operations with FC-GEN Operations Investment, LLC (the “Combination”).  As a result of the Combination, we elected new executive officers and our Compensation Committee was reconstituted with new members.  Compensation decisions prior to February 2, 2015 were made by our Compensation Committee as it existed prior to the Combination. None of the persons who were members of the Compensation Committee at that time are members of our Compensation Committee post-Combination. Unless otherwise expressly noted, this Compensation Discussion and Analysis relates solely to periods after February 2, 2015 and is regarding compensation decisions made with respect to our new executive officers and compensation paid by us or our subsidiaries.

Named Executive Officers

This Compensation Discussion & Analysis describes our executive compensation programs for our 2015 fiscal year Named Executive Officers, who were:

•                  Robert H. Fish, Chief Executive Officer (ending February 2, 2015);

•                  Christopher N. Felfe, Chief Financial Officer (ending February 2, 2015);

•                  George V. Hager, Jr., Chief Executive Officer (beginning February 2, 2015);

•                  Thomas DiVittorio, Chief Financial Officer (beginning February 2, 2015);

•                  Robert A. (“Mike”) Reitz, Executive Vice President and Chief Operating Officer (beginning February 2, 2015);

•                  Dan Hirschfeld, Executive Vice President and President, Genesis Rehabilitation Services (beginning February 2, 2015); and

•                  JoAnne Reifsnyder, PhD, Senior Vice President Clinical Operations and Chief Nursing Officer (beginning February 2, 2015).

Compensation Committee

In 2015, the Compensation Committee consisted of one independent director and three non-independent directors as defined under NYSE rules.  The Compensation Committee of our board of directors develops our executive compensation policies and determines the amounts and elements of compensation for our Named Executive Officers. Our Named Executive Officers for our fiscal year 2015 are listed above.  The Compensation Committee’s duties and responsibilities include evaluating executive and non-executive compensation plans, policies and programs for us and our subsidiaries. The Compensation Committee’s function is described in detail in its charter, which has been approved by our board of directors.

2015 Compensation Program

Compensation Philosophy & Objectives

We believe that compensation should reward business performance and attract and retain executives and employees we believe are critical to our success. Our philosophy and approach to compensation seeks to:

•                  Provide competitive total compensation opportunities that allow us to attract, retain and motivate critical executive talent;

•                  Tie a significant portion of executive compensation to company and individual performance via short- and long-term incentive programs and equity awards; and

•                  Provide incentives, particularly equity incentives, which align our executives’ and employees’ interests with those of our stockholders, creating an ownership culture focused on building our long-term value.

We monitor achievement of these strategies and our competitive posture relative to the market through the market review process described below under “— Determination of Forms and Amounts of Compensation — Peer Group.”

Compensation Structure

Our 2015 executive compensation program contained four main components:

•                  Base salary — fixed pay that takes into account an individual’s duties and responsibilities, experience, expertise and individual performance;

•                  Annual cash bonus - variable cash incentive compensation designed to reward attainment of company performance objectives, with target award opportunities expressed as a percentage of base salary;

•                  Long-term equity incentives - restricted stock units that vest in part over time and in part based on achievement of targets to align executive officer and stockholder interests and encourage executive retention during the vesting period; and

•                  Benefits and limited perquisites - including severance benefits, insurance benefits and certain other perquisites.

We believe that the elements of compensation identified above produce a well-balanced mix of security-oriented, retentive and at-risk compensation through base salary, benefits and perquisites and both short- and long-term performance incentives. Base salary, benefits and perquisites provide our executives with a measure of security as to the minimum level of remuneration they will receive. The annual cash incentive and long-term equity incentive components are intended to motivate the executive to focus on the business metrics that will produce a high level of value creation over the long-term. We believe that this approach not only enhances stockholder value and long-term wealth creation for our executives, but also reduces the risk that our critical executives will leave us to pursue other opportunities with competitors or otherwise.

Determination of Forms and Amounts of Compensation

We considered the following factors when determining the allocation among current and long-term (equity) and cash and non-cash compensation each year: our short and long-term business objectives, our compensation philosophy, competitive trends within our industry and the importance of creating a performance-based environment that ties a significant portion of each executive’s compensation to the achievement of performance targets and increasing stockholder value. When considering a proposed compensation package for an executive or key employee, we consider the compensation package as a whole, as well as each element of total compensation individually.

The level and mix of compensation for our Named Executive Officers is also determined based on the Compensation Committee’s understanding of compensation levels for similar positions in the industry and the marketplace at large.

Compensation Consultants. The Compensation Committee has the authority to engage the services of independent compensation consultants to provide advice in connection with making executive compensation determinations.  Prior to the Combination, Skilled Healthcare had periodically engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) to conduct compensation reviews and provide advice, and as such, Pearl Meyer is familiar with our industry.  In 2014, Skilled Healthcare’s Compensation Committee, in anticipation of the Combination, retained Pearl Meyer to conduct a compensation review of our executive officers, including the Named Executive Officers.  Subsequent to the Combination, Pearl Meyer delivered a report (the “2015 Report”) to the Compensation Committee, and Pearl Meyer continued to advise the Compensation Committee with regards to compensation decisions made during 2015.

As necessary and when appropriate, Pearl Meyer interacted with our Chief Executive Officer to provide relevant company and executive compensation data. In addition, from time to time Pearl Meyer sought feedback from the Compensation Committee and our Chief Executive Officer in connection with Pearl Meyer’s work prior to presenting study results or recommendations to the Compensation Committee.

Pearl Meyer has provided only services directed by the Compensation Committee related to executive compensation and services directed by the Corporate Governance Committee related to director compensation.  Pearl Meyer has not provided any other services to us.

Peer Group. The 2015 Report analyzed competitive compensation levels utilizing a peer group of industry competitors. For the 2015 Report, peer group data was analyzed from public filings for specific companies that the Compensation Committee considered appropriate comparisons for the purposes of evaluating the market competitiveness of our executive compensation. Our management and the Compensation Committee worked with Pearl Meyer to develop a list of peer companies that the Compensation Committee determined to be appropriate to include in our peer group because they are similar to us in terms of industry and size. The peer group included companies with retirement/aged care, medical nursing homes, medical outpatient/home medicine, and/or physical therapy/rehabilitation center operations, with comparable market capitalization and revenues. The following companies comprised our peer group for purposes of the 2015 Report:

Amedisys, Inc.	LifePoint Hospitals, Inc.
Brookdale Senior Living, Inc.	National Healthcare Corporation
Chemed Corporation	Omnicare, Inc.
Community Health Systems, Inc.	Quest Diagnostics, Inc.
Envision healthcare Holdings, Inc.	Select Medical Holdings Corporation
Five Star Quality Care, Inc.	Team Health Holdings, Inc.
HealthSouth Corporation	Tenet Healthcare Corporation
Kindred Healthcare, Inc.	The Ensign Group, Inc.
Laboratory Corporation of America Holdings

In making compensation decisions, the Compensation Committee considered the peer group analysis and the factors discussed below under “- Management Involvement”, but the Compensation Committee did not benchmark or target compensation to a specific percentile of compensation paid by the peer group companies.

Management Involvement. At the request of the Compensation Committee, our Chief Executive Officer was present at Compensation Committee meetings in 2015 where executive compensation and company, business unit and individual performance were discussed and evaluated.  Executives may provide insight, suggestions or recommendations regarding executive compensation if present during these meetings or at other times. However, only Compensation Committee members vote on decisions made regarding executive compensation. Compensation decisions for all the Named Executive Officers are made by the Compensation Committee.  To supplement their deliberations and analysis regarding executive compensation, our Chief Executive Officer provided recommendations and input to the Compensation Committee regarding other Named Executive Officers’ compensation, based on his evaluations of the other Named Executive Officers’ performance relative to their individual performance objectives established under our annual performance bonus program and in consideration of other past achievements and other subjective factors.  The Compensation Committee will from time to time request that the Chief Executive Officer provide a self-assessment of his performance as well.  As part of the Compensation Committee’s discussions with our Chief Executive Officer, the Committee considered the following factors in making it compensation decisions:

•                    the competitive environment for executives of both public and private companies in our industry,

•                    the compensation paid to our officers in prior years to help ensure consistency from year to year,

•                    our acquisitions over the past few years and the integration efforts required to consolidate those acquisitions,

•                    the difficult operating conditions during the current economic climate and the resultant reductions in reimbursements, and

•                    the performance of the executive officers.

2015 Named Executive Officer Compensation

Our 2015 executive compensation program contained four main components: base salary, annual cash bonus, long-term equity incentives and benefits and limited perquisites.

Base Salary

Base salary levels and any adjustments to those levels for each individual Named Executive Officer are reviewed each year by the Compensation Committee, and may be based on factors such as our overall performance, new roles and/or responsibilities assumed by the Named Executive Officer, the performance of the Named Executive Officer’s area of responsibility, the Named Executive Officer’s impact on strategic goals, the length of service with us, whether our employees in general have recently received wage increases, and whether there have been revisions to our compensation philosophy. However, no specific weighting is applied to any one factor and the process ultimately relies on the subjective judgment of the Compensation Committee. Pursuant to the decision-making process described herein, the Compensation Committee established base salaries for each of the Named Executive Officers between the 25th and 50th percentiles of their counterparts within the peer group.  The table below sets forth the base salaries for Named Executive Officers who remained with the Company as of December 31, 2015:

Name	2015 Base Salary
George V. Hager, Jr.	$822,000
Thomas DiVittorio	$430,000
Robert A. (“Mike”) Reitz	$495,000
Dan Hirschfeld	$444,000
JoAnne Reifsnyder	$365,000

Annual Cash Bonus

We believe that annual performance-based cash bonuses play an important role in providing incentives to our executives to achieve near-term performance goals. Our Named Executive Officers are eligible to receive cash bonuses based upon the achievement of certain objectives under our 2015 Incentive Compensation Plan (“2015 ICP”).

The Compensation Committee established a detailed set of company performance objectives applicable to each executive for the year, based on company and individual objectives established as part of the annual operating plan process. The Compensation Committee works with the Chief Executive Officer to develop final performance goals that are set at levels the Compensation Committee believes are challenging, but reasonable, for management to achieve. At the end of each year, the Compensation Committee determines the level of achievement for each performance goal and determines the resulting bonus levels. Actual bonuses are approved by the Compensation Committee and typically paid to the executives in the first quarter of the subsequent fiscal year.

2015 Target Bonus Opportunities.  In September 2015, the Compensation Committee approved the 2015 ICP. Due to the integration of Genesis LLC and Skilled Healthcare and the formation of the new board of directors of the company, the 2015 ICP was not finalized and adopted until September 2015.  The table set forth below shows target bonus opportunities as a percentage of each Named Executive Officer’s base salary.  In addition, the Named Executive Officers other than Mr. Hager were eligible for a total bonus of up to 150% of their respective target bonuses in the event that the Company exceeded the achievement of its targeted financial objectives for fiscal 2015 (the “EBITDAR Target” discussed below).  In the event that the Company attained 95% or more, but less than 100%, of the EBITDAR Target, then the Compensation Committee could approve bonuses on a pro-rated basis, starting at 50% payout at 95% attainment and going up to 90% payout at 99% attainment.

Name	Target Bonus Opportunity (% of Base Salary)
George V. Hager, Jr.	100%
Thomas DiVittorio	40%
Robert A. (“Mike”) Reitz	40%
Dan Hirschfeld	40%
JoAnne Reifsnyder	40%

2015 Performance Objectives and Criteria.  Of the applicable target bonus percentage, 100% was based on the achievement of consolidated EBITDAR of $770.0 million during fiscal 2015 (the “EBITDAR Target”) for Mr. Hager.  For the other Named Executives Officers, 80% was based on the achievement of the EBITDAR Target, 10% was based on the achievement of clinical objectives by the Company’s operating subsidiaries and 10% was based on the achievement of retention objectives for key employees by the Company’s operating subsidiaries.

EBITDAR is a non-GAAP measure and is defined as net income or loss before depreciation and amortization expense, interest expense, lease expense, loss (or gain) on extinguishment of debt, other (income) loss, transaction costs, long-lived asset impairment, income tax expense (or benefit) and loss from discontinued operations.  The following costs are not reflected in EBITDAR: lease expense, debt service cost, the depreciation and amortization associated with long-lived assets, losses (or gains) on extinguishment of debt, transaction costs, long-lived asset impairment charges, federal and state income tax expenses, the operating results of discontinued businesses and the income or loss attributed to non-controlling interests.

2015 Total Bonus Potential.  Pursuant to the decision-making process described herein, the Compensation Committee established target cash bonuses for each of the Named Executive Officers between the 25th and 50th percentiles of their counterparts within the peer group.  The table below outlines each performance objective and the potential cash bonus that could be awarded for the attainment of each objective for 2015.

	Potential Bonus
Name	Threshold	Target	Total Bonus with Stretch
George V. Hager, Jr.	$411,128	$822,257	$822,257
Thomas DiVittorio	$68,800	$171,999	$257,998
Robert A. (“Mike”) Reitz	$79,122	$197,804	$296,706
Dan Hirschfeld	$71,092	$177,729	$266,593
JoAnne Reifsnyder	$58,400	$145,999	$218,998

Analysis of 2015 Performance Period.  In April 2016, the Compensation Committee reviewed our 2015 performance and determined that we did not achieve at least 95% of our EBITDAR Target for the year, which was a threshold requirement for the Named Executive Officers being eligible to receive bonuses. Accordingly, the Compensation Committee determined that the Named Executive Officers were not entitled to a bonus under the 2015 ICP.

Long Term Equity Incentives

We believe that an ownership culture in our company is important to provide our Named Executive Officers with long-term incentives to build value for our stockholders. We believe stock-based awards create such a culture and help to align the interests of our management and employees with the interests of our stockholders, and also provide a retention benefit to us as a result of their vesting features.

2015 Equity Award Program.  The 2015 annual equity incentive awards that were granted to the Named Executive Officers were made using a “value” approach whereby the amount of the particular equity awards were determined based on a dollar value at the time of grant.  In March 2015, the Compensation Committee approved, subject to stockholder approval of our 2015 Omnibus Equity Incentive Plan, the 2015 equity grants for each Named Executive Officer.  The number of equity awards granted was determined primarily by using a target equity award amount and the then-current price of our Class A common stock.  Pursuant to the decision-making process described herein, the Compensation Committee established a target equity award amount for each of the Named Executive Officers between the 25th and 50th percentiles of their counterparts within the peer group.  The table below reflects the amount of equity awards, which were made in the form of restricted stock units that were granted to the Named Executive Officers in 2015.  The vesting and other terms of the awards are described in more detail below.

Named Executive Officer	Target 2015 Equity Award Value	Number of Shares Granted	% Apportioned to Performance-Based Awards	% Apportioned to Time-Based Awards
George V. Hager, Jr.	$822,000	113,000	50%	50%
Thomas DiVittorio	$365,500	51,000	50%	50%
Robert A. (“Mike”) Reitz	$420,750	58,000	50%	50%
Dan Hirschfeld	$333,000	46,000	50%	50%
JoAnne Reifsnyder	$270,000	38,000	50%	50%

The restricted stock units were granted to the Named Executive Officers on June 3, 2015 and 50% of such units were performance-based units and 50% were time-based units.  The performance-based units provided that one-third of such shares would vest, if at all, when the Company’s stock trading price on the NYSE closed at or above each of the thresholds of $8.70, $11.00 and $12.00 for 30 consecutive trading days within the three year period following the date of grant.  The time-based restricted stock units granted to those individuals on June 3, 2015 provided that the shares would vest ratably over a three-year period from the date of grant, with one-third vesting on each anniversary of the grant date, subject to the grantee’s continued service to the company. The grants were intended to tie a portion of the grantee’s compensation to our financial performance, align the interests of the grantee and our stockholders generally, and provide a meaningful retention incentive to the grantee.

Equity Grant Procedures. The Compensation Committee awarded the restricted stock units pursuant to the terms of the Company’s 2015 Omnibus Equity Incentive Plan (the “2015 Equity Plan”), which was approved by our stockholders on June 3, 2015. The Compensation Committee administers the 2015 Equity Plan and establishes the provisions for all awards granted thereunder, including targeted grant values, vesting schedules and other provisions.  We expect to grant awards to executive officers on an annual basis.  Awards may also be granted to executive officers and eligible employees upon hire, promotion and on an ad hoc basis when deemed appropriate. The Compensation Committee approves all equity awards.

Benefits and Limited Perquisites

The Named Executive Officers are eligible to participate in our benefit plans on the same terms as other employees, including our 401(k) program. In addition, we pay the premiums on a $3.0 million whole life insurance policy on behalf of Mr. Hager.

Severance and Related Benefits

Each of our Named Executive Officers has an employment agreement with us that provides for severance payments if the executive’s employment is (or was) terminated by us without cause or if we decline to extend the executive’s employment term. The severance benefits are an essential element of our employment agreements with the Named Executive Officers and are intended to assist us in recruiting and retaining talented executives. The amount of severance benefits payable to the Named Executive Officers is described below in more detail under the heading “Potential Payments Upon Termination or Change in Control.”

Each of the Named Executive Officers is generally subject to certain non-compete and non-solicitation obligations following the termination of his employment, as provided in his respective employment agreement. The post-termination duration of such non-compete and non-solicitation obligations varies by individual, but ranges from one to two years.  The vesting of awards of restricted stock units granted to the Named Executive Officers accelerates in part upon a change in control, death or disability of a Named Executive Officer.  The Chief Executive Officer of the Company has discretion over the vesting of a portion of these awards in the event of a retirement. All unvested awards are immediately forfeited upon a termination for cause.

Compensation Policies

Stock Ownership Guidelines

The Company does not have stock ownership guidelines for its executive officers. In June 2015, the board of directors adopted a stock ownership policy requiring our directors to own Company stock with a value equal to at least three times their annual retainer within three years of joining our board of directors.

Impact of Tax and Accounting

As a general matter, the Compensation Committee takes into account the various tax and accounting implications of the compensation vehicles employed by us. When determining amounts of long-term incentive grants to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under Financial Accounting Standard Boards Accounting Standard Codification Topic 718, “Compensation — Stock Compensation,” or “FASB ASC Topic 718,” grants of restricted stock awards and stock options result in a recognition of a compensation expense, which is taken into account in determining the mix of equity grants to be made to Named Executive Officers.

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the “Code,” does not permit publicly-traded companies to take income tax deductions for compensation paid to the chief executive officer and any of the three most highly paid executive officers, other than the chief financial officer, to the extent that compensation exceeds $1 million in any taxable year and does not otherwise qualify as performance-based compensation.  However, because of the way that the employment of executive officers of the Company is structured following the Combination, the compensation paid to our Named Executive Officers is not currently subject to the requirements of Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with our management. Based on the review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Submitted by:	John F. DePodesta (Chair)
Robert H. Fish
David Reis
Arnold Whitman
Members of the Compensation Committee

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by or paid to our Named Executive Officers by us or our subsidiaries during the fiscal years ended December 31, 2015, 2014 and 2013 to the extent such individual was a named executive officer for the applicable year.

				Non-Equity
			Stock	Incentive Plan	All Other
		Salary	Awards	Compensation	Compensation
Name and Principal Position	Year	($)	(1)($)	(2)($)	($)		Total($)
Robert H. Fish	2015	58,333	—	—	1,512,179	(3)	1,570,512
Chief Executive Officer (commencing	2014	700,000	—	857,500	7,379		1,564,879
November 2013 and terminating	2013	61,923	2,296,000	306,250	7,592		2,585,380
February 2, 2015)
Christopher N. Felfe	2015	31,250	—	—	628,846	(3)	660,096
Chief Financial Officer (commencing	2014	363,462	300,002	275,625	6,816		945,905
July 2013 and terminating	2013	284,615	139,999	45,251	6,496		476,361
February 2, 2015)
George V. Hager, Jr.	2015	756,670	540,705	—	15,375	(4)	1,312,750
Chief Executive Officer (commencing
February 2, 2015)
Thomas DiVittorio.	2015	386,712	244,035	—	—		630,747
Chief Financial Officer (commencing
February 2, 2015)
Robert A. (“Mike”) Reitz	2015	455,067	277,530	—	—		732,597
Executive Vice President and Chief Executive Officer (commencing
Chief Operating Officer (commencing
February 2, 2015)
Dan Hirschfeld	2015	407,730	220,110	—	—		627,840
Executive Vice President and President
Genesis Rehabilitation Services
(commencing February 2, 2015)
JoAnne Reifsnyder	2015	329,327	181,830	—	—		511,157
Executive Vice President Clinical
Operations and Chief Nursing Officer
(commencing February 2, 2015)

(1)               The amounts shown represent the aggregate grant date fair value of the respective equity awards granted in the year indicated, as computed in accordance with FASB ASC Topic 718. The grant date fair value of the performance-vested restricted stock units granted in June 2015 is based on the probable outcome of the performance criteria calculated in accordance with FASB ASC Topic 718. If performance had been assumed at the maximum level of attainment, the amounts reported would have been: Mr. Hager, $691,560; Mr. DiVittorio, $312,120; Mr. Reitz, $354,960; Mr. Hirschfeld, $281,520; and Ms. Reifsnyder, $232,560).  For a discussion of the valuation assumptions for the 2015 awards, see Footnote 14, Stock Based Compensation, to our 2015 consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. For additional information regarding equity awards granted in 2015, including a description of the vesting terms of the performance-vested restricted stock, see “Compensation Discussion and Analysis — Equity Awards.”  Does not include the grant of restricted stock units to Mr. Fish in his role as a non-employee director subsequent to the Combination.

(2)               The amounts represent the performance-based bonus awards earned under bonus plans adopted by Skilled Healthcare for the applicable year.

(3)               Consists of severance payments and continuation of health benefits upon termination of employment due to the Combination.

(4)               Consists of premiums paid by the Company on a $3.0 million whole life insurance policy on behalf of Mr. Hager.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our Named Executive Officers during fiscal year 2015.

					Estimated Future	All Other
					Payouts	Stock Awards:
					Under Equity	Number	Grant Date Fair
		Estimated Future Payouts Under Non-			Incentive Plan	of Shares	Value of Stock
		Equity Incentive Plan Awards(1)			Awards(2)	of Stock	And Option
		Threshold	Target	Maximum		or Units(3)	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	($)(4)
Mr. Fish(5)	NA	—	—	—	—	—	—
Mr. Felfe	NA	—	—	—	—	—	—
Mr. Hager	6/3/2015	—	—	—	56,500	—	194,925
	6/3/2015	—	—	—	—	56,500	345,780
	9/9/2015	411,128	822,257	822,257	—	—	—
Mr. DiVittorio	6/3/2105	—	—	—	25,500	—	87,975
	6/3/2015	—	—	—	—	25,500	156,060
	9/9/2015	68,800	171,999	257,998	—	—	—
Mr. Reitz	6/3/2015	—	—	—	29,000	—	100,050
	6/3/2015	—	—	—	—	29,000	177,480
	9/9/2015	79,122	197,804	296,706	—		—
Mr. Hirschfeld	6/3/2015	—	—	—	23,000	—	79,350
	6/3/2015	—	—	—	—	23,000	140,760
	9/9/2015	71,092	177,729	266,593	—		—
Ms. Reifsnyder	6/3/2015	—	—	—	19,000	—	65,550
	6/3/2015	—	—	—	—	19,000	116,280
	9/9/2015	58,400	145,999	218,998	—	—	—

(1)                     These columns address the annual cash bonus program.  See “Compensation Discussion and Analysis — Annual Performance Bonus Programs” for a more complete description of the 2015 ICP and the actual 2015 bonus payouts to the Named Executive Officers.

(2)                     This column addresses the equity awards that are performance-based.  See “Compensation Discussion and Analysis — Equity Awards — 2015 Equity Awards” for a more information on the vesting of these awards.

(3)                     This column addresses the equity awards that are solely time-based.  See “Compensation Discussion and Analysis — Equity Awards — 2015 Equity Awards” for a more information on the vesting of these awards.

(4)                     The actual value, if any that an executive may realize upon the vesting of the applicable stock depends on the stock price on the date of vesting. There is no assurance that the value realized by an executive will be at or near the grant date fair value, or that the particular awards will actually vest either in whole or in part.

(5)                     Does not include grants of restricted stock units to Mr. Fish in his role as a non-employee director subsequent to the Combination.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards held by our Named Executive Officers at December 31, 2015.

Stock Awards
Equity Incentive
			Market	Equity Incentive	Plan Awards;
		Number of	Value of	Plan Awards;	Market or Payout
		Shares or	Shares or	Number of	Value of
		Units of	Units of	Unearned Shares,	Unearned Shares,
		Stock That	Stock That	Units or Other	Units or Other
		Have Not	Have Not	Rights That Have	Rights That Have
Name	Grant Date	Vested (#)(1)(2)	Vested ($)	Not Vested(#)(1)(2)	Not Vested ($)
		Time Based		Performance Based
		Restricted Stock Units		Restricted Stock Units
Mr. Fish(3)	NA	—	—	—	—
Mr. Felfe	NA	—	—	—	—
Mr. Hager	6/3/2015	56,500	196,055	56,500	196,055
Mr. DiVittorio	6/3/2015	25,500	88,485	25,500	88,485
Mr. Reitz	6/3/2015	29,000	100,630	29,000	100,630
Mr. Hirschfeld	6/3/2015	23,000	79,810	23,000	79,810
Ms. Reifsnyder	6/3/2015	19,000	65,930	19,000	65,930

(1)         Restricted stock units granted on June 3, 2015.  The time-based restricted stock units vest ratably over a three-year period from the date of grant, with one-third vesting on each anniversary of the grant date, subject to the grantee’s continued service to the company.  The performance-based units vest one-third, if at all, when the company’s stock trading price on the NYSE closes at or above each of the thresholds of $8.70, $11.00 and $12.00 for 30 consecutive trading days within the three year period following the date of grant.

(2)         The number of shares shown in this column reflects the maximum number of shares that could vest after December 31, 2015 if the applicable vesting criterion are met.  The corresponding value shown was calculated by multiplying the number of shares shown in the table by $3.47, the closing price of our Class A common stock on the NYSE on December 31, 2015 (the last business day of the year).

(3)         Does not include grants of restricted stock units to Mr. Fish in his role as a non-employee director subsequent to the Combination.

Option Exercises and Stock Vested

The following table summarizes the vesting of restricted stock awards for each of our Named Executive Officers for the year ended December 31, 2015.  None of our Named Executive Officers exercised any stock options during the year ended December 31, 2015.

Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Mr. Fish	118,684	$985,077
Mr. Felfe	73,035	$638,701
Mr. Hager	—	—
Mr. DiVittorio	—	—
Mr. Reitz	—	—
Mr. Hirschfeld	—	—
Ms. Reifsnyder	—	—

Employment Agreements

Employment Agreements with the Named Executive Officers

George V. Hager, Jr. On February 2, 2015, in connection with the closing of the Combination, we entered into an employment agreement with Mr. Hager which sets forth the terms and conditions of his service with the company as its Chief Executive Officer following the closing of the Combination.  Mr. Hager’s agreement became effective as of the closing and will continue in effect for an initial term until March 31, 2020, subject to automatic renewals of additional successive one-year periods unless either party provides at least 90 days’ advance notice of non-renewal. Mr. Hager’s employment agreement provides that his base salary, which is currently $822,000, will be reviewed periodically and may be increased, but not decreased, in an effort to maintain Mr. Hager’s compensation level at market as compared to other CEOs in companies of a similar size and in the same industry. Mr. Hager is eligible for a target annual bonus of 100% of his base salary. In addition, Mr. Hager will be eligible to participate in company sponsored long-term incentive plans, including equity incentive plans, on terms and conditions similar to other executive officers generally, the amount and terms of which will be set by the Compensation Committee. Mr. Hager will also be entitled to participate in any welfare benefit plans and pension, retirement, profit sharing, deferred compensation or savings plans sponsored by the company and will be entitled to receive perquisites generally provided to other executive officers of the company, as well as $3 million of “whole life” life insurance coverage.

Mr. Hager’s employment agreement provides that the company shall pay severance benefits in certain situations upon his termination of employment.  See below under “Potential Payments Upon Termination or Change in Control” for a description of such severance benefits.

Mr. Hager’s employment agreement includes a non-competition provision that states that Mr. Hager will not, subject to certain listed exceptions, compete with, or solicit the company’s customers or employees during employment and for the two-year (one-year in the case of non-renewal of the term by the Company) period following the termination of employment (provided that the non-competition restriction does not apply upon non-renewal of the term by Mr. Hager). The employment agreement also contains covenants relating to the treatment of confidential information and 2-year post-termination cooperation provisions.

Thomas DiVittorio, Robert (“Mike”) Reitz, Dan Hirschfeld and JoAnne Reifsnyder.  On February 2, 2015, in connection with the closing of the Combination, we entered into an employment agreement with each of Messrs. DiVittorio, Reitz and Hirschfeld and Ms. Reifsnyder. The employment agreements became effective as of the closing and will continue in effect for an initial term of two years, subject to automatic renewals of additional successive one-year periods unless either party provides at least 90 days’ advance notice of non-renewal. The annual base salaries for these executives are currently $430,000 for Mr. DiVittorio, $495,000 for Mr. Reitz, $444,000 for Mr. Hirschfeld and $365,000 for Ms. Reifsnyder. Their base salaries will be reviewed periodically and may be increased, but not decreased, by the Company.  In addition, the officers are eligible to participate in Company sponsored long-term incentive plans, including equity incentive plans, on terms and conditions similar to other senior executive officers generally and at a level generally consistent with his position.

Each of the officers is eligible to participate in any welfare benefit plans, pension, retirement, profit sharing, deferred compensation or savings plans sponsored by the Company and is entitled to receive perquisites generally provided to other senior officers of the Company. The employment agreements provide that if the officer’s employment is terminated by the Company without “cause” or by non-renewal or by the executives for “good reason” (each as defined in the agreement), and he or she executes a mutual release of claims, he or she will be eligible to receive certain severance benefits, which are described below under “Potential Payments Upon Termination or Change in Control.”

The employment agreements include a non-competition provision that states that the executive will not, subject to certain listed exceptions, compete with, or solicit the Company’s customers or employees during employment and for the one-year period following termination (provided that the non-competition restriction does not apply upon non-renewal of the term by such officer). The agreement also contains covenants relating to the treatment of confidential information and two-year post-termination cooperation provisions. The form of the release also contains a non-disparagement covenant.

Potential Payments Upon Termination or Change in Control

Mr. Hager’s employment agreement provides that if his employment is terminated by the Company without cause or due to disability or by Mr. Hager for good reason (each as defined in the agreement), and he executes a mutual release of claims (if required by the Company) and he continues to comply with all applicable restrictive covenants, he will receive (i) the greater of (a) his base salary for the remainder of his employment term, plus the bonus amount for the previous year, or (b) two times Mr. Hager’s highest base salary from the prior three years of service plus two times his target bonus for the year of termination, in each case payable over a two-year period after termination; (ii) a pro-rated annual bonus for the year of termination; (iii) the continuation of certain insurance benefit plans for two years following termination; and (iv) full vesting of all equity-based awards, to the extent unvested upon his termination. In the case of Mr. Hager’s death, the company will pay a lump sum equal to his base salary from the date of termination to the end of his employment term and a pro rata bonus for the year of termination. Mr. Hager’s employment agreement provides that if his employment term is terminated by non- renewal by the Company or by Mr. Hager, he will receive continued base salary for one year after termination. The employment agreement does not include provisions for payments upon a change in control or termination following a change in control, other than the severance benefits described above.

The employment agreements for each of Messrs. DiVittorio, Reitz and Hirschfeld and Ms. Reifsnyder provide that if the officer’s employment is terminated by the Company without “cause” or by non-renewal or by the executives for “good reason” (each as defined in the agreement), and he or she executes a mutual release of claims, he or she will be eligible to receive: (i) his or her average base salary over the prior two years, payable over a one-year period after termination; (ii) the average total of all of his or her annual bonuses earned as incentive compensation (but not any long-term incentive awards) over the most recent two years, payable over a one-year period after termination; (iii) the continuation of certain insurance benefit plans for two years following termination; and (iv) vesting of equity-based awards continues on applicable vesting date(s) provided that recipient executes a separation and release of claims agreement. In the case of his or her death or disability, the Company will pay him or her a pro-rata bonus for the year of termination and all of his or her equity-based awards will fully vest, to the extent unvested upon termination.  The employment agreements do not include provisions for payments upon a change in control or termination following a change in control, other than the severance benefits described above.

In accordance with the requirements of the rules of the SEC, the following table presents our reasonable estimate of the benefits payable to the Named Executive Officers under our employment agreements assuming that the employee was terminated on December 31, 2015.   Excluded from the table below are benefits provided to all employees, such as unused accrued vacation. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a termination of employment the Named Executive Officers would receive the amounts reflected below.

	Involuntary Termination by Company without Cause or by Employee for Good Reason					Non-Extension of Employee’s Employment Agreement
	Cash Severance ($)	Bonus Payment ($)	Equity Acceleration ($)(1)	Health Benefits ($)(2)	Total ($)	Cash Severance ($)	Bonus Payment ($)	Equity Acceleration ($)(1)	Health Benefits ($)(2)	Total ($)
Mr. Hager	1,644,000	1,644,000	392,110	15,000	3,695,110	822,000	—	392,110	15,000	1,229,110
Mr. DiVittorio	401,000	113,000	88,485	15,000	617,485	430,000	—	88,485	15,000	533,485
Mr. Reitz	491,000	146,000	100,630	15,000	752,630	495,000	—	100,630	15,000	610,630
Mr. Hirschfeld	441,000	131,000	79,810	15,000	666,810	444,000	—	79,810	15,000	538,810
Ms. Reifsnyder	343,000	97,000	65,930	15,000	520,930	365,000	—	65,930	15,000	445,930

(1)         Represents, for Mr. Hager, the aggregate value of his unvested restricted stock units that accelerate upon termination of employment and, for the other Named Executive Officers, the aggregate value of his or her unvested restricted stock units that remain eligible for continued vesting post-termination. The value of the restricted stock units is based on the closing price of our common stock on December 31, 2015 ($3.47), which was the last trading day of 2015.

(2)         Represents the estimated payments for continued medical, dental, vision, life and disability insurance coverage, each for a period of two years, based on our current estimated costs to provide such continued coverage.

Director Compensation

In 2015, our directors who were also employees of our Company were not separately compensated for their services as directors.  In addition, we did not pay Robert M. Le Blanc any compensation for his service on our board and board committees prior to February 2, 2015 because his service to us as a board member was provided as a part of the consulting service provided to us under an agreement with Onex Partners Manager LP that was then in effect.  For periods subsequent to February 2, 2015, the fees payable to Joshua Hausman were paid, at Mr. Hausman’s request, to Onex Partners Manager LP.

For the month of January 2015, prior to the Combination, the compensation program for Skilled Healthcare’s non-employee directors, excluding Mr. Le Blanc, was as follows: (i) an annual cash retainer of $40,000, (ii) a $1,500 payment per meeting attended in person, (iii) a $500 payment for each meeting attended via teleconference, unless the meeting lasted more than two hours, in which case the compensation was $1,500, and (iv) chairpersons of our various standing board committees received additional annual cash retainers of $15,000. In addition to cash compensation, each non-employee director, excluding Mr. Le Blanc, received restricted stock units with a value of approximately $80,000 (as of the grant date) each year. The restricted stock units were generally granted each year after our second quarter earnings release, subject to service as a member of our board of directors at that time.

In March 2015, our board of directors, as newly-reconstituted following the completion of the Combination, adopted a new non-employee director compensation policy, effective February 2, 2015, which superseded the non-employee director compensation policy described above. Pursuant to the current policy, members of our board of directors who are not employed by us or any of our subsidiaries will receive an annual cash retainer of $75,000, payable in equal quarterly installments, for their service on the board of directors. Additionally, the chairpersons of our Compensation Committee and Corporate Governance Committee will receive an additional $20,000 annual fee for their service in that capacity, and the other members of those respective committees will receive an annual fee of $8,000 for their service on the committees, in each case payable in equal quarterly installments. The chairperson of our Audit Committee will receive an additional $30,000 annual fee for his service in that capacity, and the other members of the Audit Committee will receive an annual fee of $12,000 for their service on the Audit Committee, in each case payable in equal quarterly installments. Furthermore, our Chairman of the board of directors will receive an additional $100,000 annual fee for his service in that capacity. This additional fee to our Chairman of the board of directors will be payable in equal quarterly installments, and may be made, at the Chairman’s election, either in cash or in shares of our Class A common stock. For 2015 the Chairman has elected to receive this additional fee in cash. For future years he must make an irrevocable election with respect to the form of payment of this additional fee prior to the commencement of the applicable year. Our Lead Independent Director will also receive an annual cash fee of $10,000 for his service in that capacity.

In addition to the foregoing compensation that our applicable directors will receive under our non-employee director compensation policy adopted in March 2015, each non-employee director will also receive an annual award of restricted stock valued (based on the closing price of our Class A common stock on the NYSE on the date of grant) at $120,000. The policy provides that the awards will be made on an annual basis on the date that our Compensation Committee grants regular annual equity awards to the Company’s officers and other employees. The shares granted to the non-employee directors will vest in full one year from the date of grant (subject to continued service), and the vesting of the shares will accelerate in full upon the death or disability of the grantee, or upon a change in control of our Company (as defined in the applicable equity incentive plan under which the awards are granted). Lastly, each of our non-employee directors will be reimbursed for out-of-pocket expenses incurred for attendance at board and committee meetings.  We do not offer our non-employee directors any perquisites or other forms of compensation for service on our board of directors.

Director Compensation Table

The following table summarizes the compensation received by our non-employee directors for their services during fiscal year 2015.  As noted above, employee directors (i.e., Mr. Fish and Mr. Hager), and Mr. Le Blanc, did not receive additional compensation for their service on our board of directors in 2015, provided, however, that Mr. Fish did receive compensation for his service on our board of directors after he was no longer an employee effective upon completion of the Combination.

Director	Fees Earned or Paid In Cash($)(3)	Stock Awards($)(4)	Other Compensation ($)	Total ($)
Michael E. Boxer(1)	14,750	—	—	14,750
Robert M. Le Blanc(1)	—	—	—	—
M. Bernard Puckett(1)	15,250	—	—	15,250
Linda Rosenstock, M.D.(1)	14,750	—	—	14,750
Bruce A. Yarwood(1)	11,000	—	—	11,000
James H. Bloem(2)	96,250	120,000	—	216,250
John F. DePodesta(2)	87,083	120,000	—	207,083
Robert H. Fish	94,416	120,000	—	214,416
Steven Fishman(2)	160,417	120,000	—	280,417
George V. Hager, Jr.(2)	—	—	—	—
Robert Hartman(2)	76,083	120,000	—	196,083
Joshua Hausman (2)(5)	—	—	—	—
James V. McKeon(2)	76,083	120,000	—	196,083
David Reis(2)	87,083	120,000	—	207,083
Glenn S. Schafer	88,917	120,000	—	208,917
Arnold Whitman(2)	76,083	120,000	—	196,083

(1)         Resigned from our board of directors upon the closing of the Combination on February 2, 2015.

(2)         Joined our board of directors upon closing of the Combination on February 2, 2015.

(3)         Represents fees paid to directors for their service on our board of directors and its committees as described above.

(4)         The amounts shown represent the aggregate grant date fair value of all stock awards granted in 2015, as computed in accordance with FASB ASC Topic 718, which for each non-employee director consisted of an award of 19,802 restricted stock units granted on June 3, 2015 (based on the closing price of our Class A common stock of $6.06 on that date). Each restricted stock unit represents the contingent right to receive one share of our Class A common stock. The restricted stock units vest in full on June 3, 2016.

(5)         Mr. Hausman has directed the Company to pay the fees that he would be entitled to for his services on our board of directors to Onex Partners Management LP (“Onex Partners”), for which he serves as a Managing Director.  Pursuant to such arrangement, the Company remitted to Onex Partners $76,083 in fees for services during 2015 and, in lieu of the stock awards, $120,000 will be remitted to Onex Partners on June 3, 2016.

The following table sets forth the number of unvested restricted stock units held by each of our non-employee directors as of December 31, 2015. None of our non-employee directors held any stock options or other unvested awards as of December 31, 2015.

Name	Unvested Restricted Stock Units Outstanding at 12/31/15 (# of units)
James H. Bloem	19,802
John F. DePodesta	19,802
Robert H. Fish	19,802
Steven Fishman	19,802
Robert Hartman	19,802
James V. McKeon	19,802
David Reis	19,802
Glenn S. Schafer	19,802
Arnold Whitman	19,802

Compensation Risk Assessment

In 2015, our Compensation Committee and management reviewed the design and operation of our compensation programs. The review included an assessment of the level of risk associated with our executive compensation program as well as incentive plans at other levels of the organization.  We believe that our compensation programs effectively link performance-based compensation to the achievement of long-term and short-term goals and do not encourage unnecessary or excessive risk taking.  We also believe that our compensation policies and practices for employees are not reasonably likely to have a material adverse effect on us.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve, or in the past year have served, as a member of the board of directors or compensation committee of any other entity that has executive officers who have served on our board of directors or compensation committee. Robert M. Le Blanc, M. Bernard Puckett (Chairman), Glenn S. Schafer, Linda Rosenstock and Bruce A. Yarwood served as the members of the Compensation Committee in 2014 and until the closing of the Combination on February 2, 2015.  Since the closing of the Combination, John F. DePodesta, Robert H. Fish, David Reis and Arnold Whitman have served as the members of the Compensation Committee.  Messrs. Fish, Reis and Whitman are parties to various agreements that are considered related party transactions, as follows:

Mr. Fish is a party to a retention and separation payment program that was adopted by Skilled Healthcare prior to the Combination that was applicable to its executive officers in connection with the Combination. Each of the executive officers entered into customary separation and release agreements with the company upon their respective terminations of employment, which gave effect to the retention and separation payments. Mr. Fish’s program includes the continuation of his healthcare benefits until January 31, 2017.

Messrs. Reis and Whitman, along with Messrs. Fishman, Hartman and Neuberger, indirectly beneficially hold ownership interests in FC PAC Holdings, LLC (“FC PAC”) totaling less than 10% in the aggregate.   Some of the company’s healthcare centers have entered into agreements, in the ordinary course of business and on arms-length terms, with companies that are owned indirectly by FC PAC. Pursuant to those agreements, such companies provide hospice, mobile radiology and laboratory/diagnostic services to approximately 130, 445 and 160 of the company’s centers, respectively. Until March 31, 2015, a subsidiary of Genesis also indirectly held ownership interests in FC PAC and was a party to certain joint venture agreements related thereto with Messrs. Fishman, Hartman, Neuberger, Reis and Whitman or entities controlled by such individuals. We are unable to estimate the approximate dollar amount of these transactions because, depending upon the circumstances of each transaction, payments may be made by the center to the provider, by the provider to the center or by a third party payor to the provider or the center. As of April 11, 2016, neither Genesis nor any of its subsidiaries directly or indirectly owns any ownership interest in FC PAC.

Messrs. Reis and Whitman, along with Messrs. Fishman, Hartman and Neuberger, beneficially own a majority of the ownership interests of Consulate Health Care (“Consulate”). Genesis Rehabilitation Services (“GRS”), a subsidiary of the company, has entered into approximately 185 agreements, in the ordinary course of business and on arms-length terms, with healthcare centers operated by Consulate pursuant to which GRS provides therapy and respiratory services to such centers. Messrs. Fishman, Hartman, Neuberger, Reis and Whitman indirectly hold ownership interests in Lavie Care Centers, LLC, the parent company of Consulate. While it is difficult to estimate the approximate dollar amount of these transactions, it is possible that the aggregate dollar amount of payments to GRS for these transactions during 2015 was more than $160 million.

The company holds an approximate 6.8% ownership interest in National Home Care Holdings, LLC (doing business as Millennium Home Care, “NHCH”) and Messrs. Whitman and Reis, along with Messrs. Fishman and Hartman, hold, directly or indirectly, an ownership interest in NHCH totaling less than 10% in the aggregate. The company is a party to certain joint venture agreements with Messrs. Fishman, Whitman, Reis and Hartman regarding NHCH. GRS has entered into a therapy services agreement with NHCH in the ordinary course of business and on arms-length terms, pursuant to which GRS provided therapy services to NHCH in an approximate amount of $250,000 in 2015.

Mr. Whitman, along with Messrs. Hartman and Fishman, directly or indirectly hold ownership interests in Glenwood Realty totaling approximately 39% in the aggregate. A subsidiary of the company entered into a lease, in the ordinary course of business and on arms-length terms, pursuant to which it leases two centers in Alabama from Glenwood Realty. The annualized rent paid to the landlord is currently approximately $1.7 million.

Messrs. Reis and Whitman, along with Messrs. Fishman, Hartman and Neuberger, indirectly beneficially hold ownership interests in FC Domino Acquisition, LLC (“FC Domino”) totaling less than 10% in the aggregate.  On July 1, 2015, in the ordinary course of business and on arms-length terms, a subsidiary of the company acquired 21 out-patient therapy clinics from FC Domino in exchange for a $1.0 million promissory note.

Messrs. Reis and Whitman, along with Messrs. Fishman, Hartman and Neuberger, indirectly beneficially hold ownership interests in FC Compassus LLC (“FC Compassus”) totaling less than 10% in the aggregate.  In February 2016, in the ordinary course of business and on arms-length terms, the company entered into a purchase agreement with FC Compassus for the sale of the hospice and home health businesses that are operated by subsidiaries of the company for a purchase price of $84.0 million.  The purchase price is proposed to be paid $72.0 million in cash and $12.0 million pursuant to a promissory note.  The transaction is expected to close in the second quarter of 2016, subject to regulatory approvals and other customary closing conditions.

Mr. Whitman, along with the holders of a majority of the voting power of the company’s common stock (the “Stockholders”), entered into an Amended and Restated Voting Agreement, dated February 2, 2015 (the “Voting Agreement”), pursuant to which they agreed that, with respect to all shares of Class A Common Stock and Class C Common Stock of which each Stockholder is the owner or otherwise holds the power to direct the vote at any particular future point in time (the “Shares”): (a) the Stockholders shall vote all of their Shares as determined by the Stockholders holding (i) with regard to the election of directors of the company, a majority of the Shares held by the Stockholders, and (ii) with regard to all other matters, at least seventy-five percent of the Shares held by the Stockholders; and (b) if, (i) with regard to any nominee for election as a director, Stockholders holding at least a majority of the Shares held by the Stockholders cannot agree, the Stockholders shall abstain or vote all of their Shares against such nominee, and (ii) with regard to all matters other than the election of directors, Stockholders holding at least seventy-five percent of the Shares held by the Stockholders cannot agree, the Stockholders shall abstain or vote all of their Shares against such matter. Accordingly, the Stockholders act as a “group,” within the meaning of Section 13(d)(3) of the Exchange Act, in voting on all matters, including the election of directors.   The Shares and OP units beneficially owned by the parties to the Voting Agreement represent approximately 62.8% of the outstanding shares of our Class A Common Stock on a fully as-converted and as-exchanged basis, and approximately 62.8% of the voting power of the company.

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are seeking non-binding advisory stockholder approval of the compensation of our Named Executive Officers as disclosed in the section of this proxy statement entitled “Executive Compensation.” The vote does not address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Although the vote is non-binding, the board of directors and the Compensation Committee will review the voting results in connection with their regular evaluations of our compensation programs.

Stockholders are being asked to vote on the following advisory resolution:

RESOLVED, that the stockholders of Genesis Healthcare, Inc. hereby approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Compensation Discussion and Analysis section and the related tabular and narrative disclosure in the company’s proxy statement for the 2016 Annual Meeting of Stockholders.

The compensation paid to our executive officers is based on an overall program design that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures that the board of directors and Compensation Committee believe promote the creation of long-term stockholder value and position our company for long-term success. As described more fully in the foregoing Compensation Discussion and Analysis section of this proxy statement, the mix of fixed and performance-based compensation, the terms of our annual performance plan and our long-term incentive awards, as well as the terms of our executives’ employment agreements, are designed to enable us to attract and maintain top talent while, at the same time, aligning performance and compensation.

Our board of directors believes that the design of our compensation programs, the information provided above and the disclosure in the Compensation Discussion Analysis section of this proxy statement demonstrate the aforementioned objectives. Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE FOREGOING RESOLUTION TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE IN THIS PROXY STATEMENT.

AUDIT COMMITTEE REPORT

Following is the report of the Audit Committee with respect to the Company’s audited consolidated balance sheets as of December 31, 2015, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2015 and the notes thereto.

The Audit Committee has reviewed and discussed our audited financial statements (including the quality of the Company’s accounting principles) with management. Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for establishing and maintaining internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and for evaluating the effectiveness of those internal controls and any changes in those controls that will, or are reasonably likely to, affect internal controls over financial reporting. Management is also responsible for establishing and maintaining disclosure controls (as defined in Exchange Act Rule 13a-15(e)) and for evaluating the effectiveness of disclosure controls and procedures.

The Audit Committee has reviewed and discussed our audited financial statements (including the quality of our accounting principles) with KPMG LLP. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board. Further, the Audit Committee reviewed KPMG’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements and financial statement schedules.

The Audit Committee has also received written disclosures and the letter from KPMG LLP required by applicable requirements of Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence from us.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors of Genesis Healthcare, Inc. that its audited financial statements for the fiscal year ended December 31, 2015 be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Submitted by:	James H. Bloem (Chair)
John F. DePodesta
Glenn S. Schafer
Members of the Audit Committee

PROPOSAL 3: RATIFICATION OF SELECTION OF
 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board of directors has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. A representative of KPMG LLP is expected to attend the annual meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Although ratification by our stockholders is not a prerequisite to the ability of the Audit Committee to select KPMG LLP as our independent registered public accounting firm, we believe such ratification is desirable and in the best interests of our stockholders. Accordingly, stockholders are being requested to ratify, confirm and approve the selection of KPMG LLP as our independent registered public accounting firm. If the stockholders do not ratify the selection of KPMG LLP, the selection of an independent registered public accounting firm will be reconsidered by the Audit Committee; provided, however, that the Audit Committee may select KPMG LLP notwithstanding the failure of the stockholders to ratify its selection. If the appointment of KPMG LLP is ratified, the Audit Committee will continue to conduct an ongoing review of KPMG LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace KPMG LLP at any time.

For the fiscal years ended December 31, 2014, Ernst & Young LLP served as our independent registered public accounting firm. On February 16, 2015, the Audit Committee chose to (i) dismiss Ernst & Young LLP as our independent registered public accounting firm and (ii) formally engage KPMG LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2015.  For additional information regarding the change in independent registered public accounting firm, please see “—Dismissal of Independent Registered Public Accounting Firm” below.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

Independent Registered Public Accounting Firm

KPMG LLP and Ernst & Young LLP, which served as our independent registered public accounting firm for the fiscal years ended December 31, 2015 and 2014, respectively, provided audit, audit-related and tax services to us during those fiscal years. The December 31, 2014 consolidated financial statements did not include the impact of the Combination of Skilled Healthcare Group Inc. and FC-GEN, which closed on February 2, 2015. The following table presents fees for professional services rendered by our independent registered public accounting firm:

Type of Fees	Fiscal 2015	Fiscal 2014
Audit Fees	$4,370,000	$1,046,504
Audit-Related Fees	93,500	—
Tax Fees	1,858,628	143,900
All Other Fees	5,000	983,024
Total	$6,327,128	$2,173,428

Audit Fees

This category includes fees associated with our annual audit and the review of our quarterly reports on Form 10-Q. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, and assistance with the review of our SEC registration statements.

Audit-Related Fees

This category includes fees associated with accounting consultations and attestation services attributable to retirement plan compliance audits.  No fees were incurred for these items in 2014.

Tax Fees

In 2015, this category included $1,858,628 in fees associated with tax planning and advice.  In 2014, this category included $9,000 in fees associated with tax return preparation and $134,900 in fees associated with tax planning and advice.

All Other Fees

In 2015, this category included $5,000 in fees associated with cost reporting software.  In 2014, this category included $983,024 in fees associated with due diligence services.

Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee is required to pre-approve audit or non-audit services before the independent auditor is engaged by the Company or its subsidiaries. The Chairman of the Audit Committee is also authorized to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting.  In fiscal years 2015 and 2014 all audit fees, audit-related fees, and tax fees were pre-approved in accordance with the Audit Committee’s charter.

The Audit Committee specifically approved all of the audit and non-audit services performed by KPMG LLP and Ernst & Young LLP and determined the rendering of such non-audit services was compatible with maintaining the independence of KPMG LLP and Ernst & Young LLP.

Dismissal of Independent Registered Public Accounting Firm

The Combination of Skilled Healthcare Group, Inc. and FC-GEN was treated as a “reverse acquisition” for accounting purposes and, as such, the historical financial statements of the accounting acquirer, FC-GEN, which were audited by KPMG LLP, will become the historical financial statements of Genesis Healthcare.

On February 16, 2015, the Audit Committee chose to (i) dismiss Ernst & Young LLP as Genesis Healthcare’s independent registered public accounting firm, and (ii) formally engage KPMG LLP to be the independent registered public accounting firm for Genesis Healthcare for the fiscal year ending December 31, 2015. The dismissal of Ernst & Young LLP became effective upon the issuance by Ernst & Young LLP of its reports on the company’s consolidated financial statements as of and for the fiscal year ending December 31, 2014 and the effectiveness of internal control over financial reporting as of December 31, 2014 for inclusion in the company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2014.

Ernst & Young LLP’s reports on the company’s financial statements for the fiscal years ended December 31, 2014 and 2013 did not contain an adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles. In addition, during the company’s two most recent fiscal years and through the date of this report, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

Genesis Healthcare has provided Ernst & Young LLP with a copy of the foregoing disclosures and requested that Ernst & Young LLP furnish a letter addressed to the SEC stating whether it agreed with the above statements made by the company. A copy of such letter, dated February 19, 2015, is filed as Exhibit 16.1 to our Current Report on Form 8-K/A filed on February 20, 2015.

During the fiscal years ended December 31, 2014 and 2013, and subsequent period through the date of this report, neither the company nor anyone on its behalf consulted with KPMG LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the company’s financial statements, and neither a written report nor oral advice was provided to the company that KPMG LLP concluded was an important factor considered by the company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy Regarding Related Person Transactions

Our board of directors has a written policy to which all related party transactions are subject. Related party transactions are transactions between us and our directors or members of senior management, as defined by Item 404 of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”). Under SEC rules, a related party is, or any time since the beginning of the last fiscal year was, a director, executive officer, nominee for director, a 5% stockholder of the company, or an immediate family member (as defined under applicable SEC rules) of any of the foregoing. A related party transaction is any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related party had, has or will have a direct or indirect material interest. Pursuant to the policy, existing related party transactions are reviewed on a biannual basis with the goals of ensuring that such transactions are being pursued in accordance with all of the understandings and commitments made at the time they were previously approved, ensuring that payments being made with respect to such transactions are appropriately reviewed and documented and reaffirming the continuing desirability of and need for each related party arrangement.

Newly proposed related party transactions are subject to review and approval by the Audit Committee. The information provided to the directors reviewing a transaction must be sufficiently comprehensive so that the Audit Committee can reach informed decisions about related party transactions.

In addition, our board of directors takes active measures to ensure that the entities providing these related party services are being held to the same standards that we would demand of unaffiliated third-party service providers and there is a clear and articulable reason for procuring the services from a related party.

Except as set forth below, each of the transactions identified below was approved by our Audit Committee.

Related Person Transactions

Stockholders’ Agreement

Prior to the Combination on February 2, 2015, stockholders who collectively held a majority of the voting power of our outstanding common stock, including Onex Corporation and certain of its affiliates, were party to an investor stockholders’ agreement. Under this agreement, those stockholders agreed to vote their shares on matters presented to the stockholders as specifically provided in the investor stockholders’ agreement, or, if not so provided, in the same manner as Onex. In particular, each non-Onex party agreed to vote all of its shares to elect to our board of directors such individuals as may be designated by Onex from time to time. Mr. Le Blanc was designated to serve on our board of directors by Onex. This agreement was originally negotiated and entered into in conjunction with Onex’s acquisition of our predecessor company in 2005. This agreement was terminated upon the closing of the Combination on February 2, 2015.

Separation Agreements with Named Executive Officers

Prior to the Combination, Skilled Healthcare Group’s Compensation Committee adopted certain retention and separation payment programs applicable to its executive officers in connection with the Combination. Each of the executive officers entered into customary separation and release agreements with the company upon their respective terminations of employment, which gave effect to the retention and separation payments. Mr. Fish, who remains a member of our board of directors, participated in the aforementioned programs, part of which includes the continuation of his healthcare benefits for a period of 24 months following his termination of employment as our Chief Executive Officer upon the completion of the Combination in February 2015.

Consulting Agreement with Roland G. Rapp

Following the termination of his employment in March 2015, we retained Roland G. Rapp, who is our former Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, and one of our named executive officers for 2014, as a consultant in connection with an ongoing HUD-financing related project that the company is working on. The term of the consulting agreement ended on December 31, 2015. Under the arrangement, Mr. Rapp will receive reimbursement of his reasonable business expenses incurred on the project and will be paid a success fee equal to 1/10 of 1% of the amount of the HUD-insured loans that are funded in connection with the project, if any. He will also be entitled to receive an additional success fee of 1/20 of 1% of the funded amount, if any, if certain criteria are met. As of April 19, 2016, we have paid Mr. Rapp approximately $68,000 pursuant to his consulting arrangement.  There is no guarantee that any additional loans will actually be funded at any time, or that Mr. Rapp will receive any additional success fee(s).

Tax Receivable Agreement

In connection with the closing of the Combination, on February 2, 2015, we entered into a tax receivable agreement (the “TRA”) with certain members of FC-GEN, which is now a subsidiary of Genesis Healthcare, that provides for the payment by us to such members of FC-GEN of 90% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (a) any increase in tax basis attributable to the exchange of FC-GEN Class A Units for shares of Class A Common Stock by such members of FC-GEN and (b) the tax benefits related to imputed interest we are deemed to pay under the Code or any provision of state, local or non-U.S. tax law as a result of our payment obligations to such members under the TRA.

The holders of FC-GEN Class A Units (other than Sun Healthcare Group, Inc. and certain of its subsidiaries) have the right (subject to certain limitations) to exchange their FC-GEN Class A Units for shares of our Class A Common Stock or, at the option of Sun Healthcare Group, Inc. (of which we own 100% of the shares), cash. As a result of such exchanges, our indirect share of the tax basis in the assets owned by FC-GEN and certain of its subsidiaries may increase. Any such increases in tax basis are likely to increase (for tax purposes) depreciation and amortization deductions and therefore reduce the amount of income tax that we otherwise would be required to pay in the future. These increases in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent the increased tax basis is allocated to those capital assets. The Internal Revenue Service, however, may challenge all or part of the existing tax basis, tax basis increase and increased deductions, and a court could sustain such a challenge.

Under the TRA, the benefits we are deemed to realize as a result of the increase in tax basis attributable to the members of FC-GEN generally will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no such increase in tax basis.

Estimating the amount of payments that may be made under the TRA is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis and deductions, as well as the amount and timing of any payments under the TRA, will vary depending upon a number of factors, including the timing of exchanges, the price of shares of our Class A Common Stock at the time of an exchange, and the amount and timing of our income.

The TRA also provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, our obligations under the TRA would be based on certain assumptions. As a result of such assumptions, we could be required to make payments under the TRA that are greater or less than the specified percentage of the actual benefits we realize that are subject to the TRA. In addition, if we elect to terminate the TRA early, we would be required to make an early termination payment, which upfront payment may be made significantly in advance of the anticipated future tax benefits.

Payments under the TRA generally will be based on the tax reporting positions that we determine. Although we do not expect the Internal Revenue Service to challenge our tax reporting positions, we will not be reimbursed for any payments previously made under the TRA, but any overpayments will reduce future payments. As a result, in certain circumstances, payments could be made under the TRA in excess of the benefits that we actually realize in respect of the tax attributes subject to the TRA.

The full text of the TRA was filed as Exhibit 10.2 to our first Form 8-K filed on February 6, 2015. While our Audit Committee did not review or approve the TRA, our full board of directors unanimously reviewed and approved the form of TRA in conjunction with the approval of the Combination in August 2014 by our board of directors.

Voting Agreement

The holders of a majority of the voting power of the company’s common stock (the “Stockholders”) entered into an Amended and Restated Voting Agreement, dated February 2, 2015 (the “Voting Agreement”), pursuant to which they agreed that, with respect to all shares of Class A Common Stock and Class C Common Stock of which each Stockholder is the owner or otherwise holds the power to direct the vote at any particular future point in time (the “Shares”): (a) the Stockholders shall vote all of their Shares as determined by the Stockholders holding (i) with regard to the election of directors of the company, a majority of the Shares held by the Stockholders, and (ii) with regard to all other matters, at least seventy-five percent of the Shares held by the Stockholders; and (b) if, (i) with regard to any nominee for election as a director, Stockholders holding at least a majority of the Shares held by the Stockholders cannot agree, the Stockholders shall abstain or vote all of their Shares against such nominee, and (ii) with regard to all matters other than the election of directors, Stockholders holding at least seventy-five percent of the Shares held by the Stockholders cannot agree, the Stockholders shall abstain or vote all of their Shares against such matter. Accordingly, the Stockholders act as a “group,” within the meaning of Section 13(d)(3) of the Exchange Act, in voting on all matters, including the election of directors.

The Shares and OP units beneficially owned by the parties to the Voting Agreement represent approximately 62.8% of the outstanding shares of our Class A Common Stock on a fully as-converted and as-exchanged basis, and approximately 62.8% of the voting power of the company.

The full text of the Voting Agreement was filed as Exhibit 5 to the Schedule 13D filed by the Stockholders on February 12, 2015. Because neither we nor any of our subsidiaries are parties to the Voting Agreement, our Audit Committee has neither reviewed nor approved the agreement.

Board Observer Rights Agreement

The company entered into a board observer rights agreement, dated February 2, 2015, with Isaac Neuberger, the managing member of stockholders that collectively hold approximately 10.9% of the voting securities of the company on a fully as-converted and as-exchanged basis as of April 11, 2016, pursuant to which Mr. Neuberger has been granted observer rights on the board of directors. The agreement provides that the company will invite Mr. Neuberger to attend, in a nonvoting observer capacity, meetings of the board of directors and Mr. Neuberger will have the right to be heard at any such meeting. The company may exclude Mr. Neuberger from access to materials or meetings under certain circumstances. The agreement provides that the company will reimburse Mr. Neuberger for reasonable and documented out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors. The rights under the agreement will terminate if certain entities of which Mr. Neuberger is the managing member cease to beneficially own more than five (5) percent of our class A common stock. While our Audit Committee did not review or approve the board observer rights agreement, our full board of directors unanimously approved entering into the board observer arrangement in conjunction with the approval of the Combination in August 2014 by our board of directors.

Service Agreements with Subsidiaries of FC PAC Holdings, LLC

Some of the company’s healthcare centers have entered into agreements, in the ordinary course of business and on arms-length terms, with companies that are owned indirectly by FC PAC Holdings, LLC (“FC PAC”). Pursuant to those agreements, such companies provide hospice, mobile radiology and laboratory/diagnostic services to approximately 130, 445 and 160 of the company’s centers, respectively. Messrs. Fishman, Hartman, Neuberger, Reis and Whitman indirectly beneficially hold ownership interests in FC PAC totaling less than 10% in the aggregate. Until March 31, 2015, a subsidiary of Genesis also indirectly held ownership interests in FC PAC and was a party to certain joint venture agreements related thereto with Messrs. Fishman, Hartman, Neuberger, Reis and Whitman or entities controlled by such individuals. We are unable to estimate the approximate dollar amount of these transactions because, depending upon the circumstances of each transaction, payments may be made by the center to the provider, by the provider to the center or by a third party payor to the provider or the center. As of April 11, 2016, neither Genesis nor any of its subsidiaries directly or indirectly owns any ownership interest in FC PAC.

Therapy Agreements with Centers Operated by Consulate Healthcare

Genesis Rehabilitation Services (“GRS”), a subsidiary of the company, has entered into approximately 185 agreements, in the ordinary course of business and on arms-length terms, with healthcare centers operated by Consulate Health Care (“Consulate”) pursuant to which GRS provides therapy and respiratory services to such centers. Messrs. Fishman, Hartman, Neuberger, Reis and Whitman indirectly hold ownership interests in Lavie Care Centers, LLC, the parent company of Consulate. In the aggregate, Messrs. Fishman, Hartman, Neuberger, Reis and Whitman beneficially own a majority of the ownership interests of Consulate. While it is difficult to estimate the approximate dollar amount of these transactions, it is possible that the aggregate dollar amount of payments to GRS for these transactions during 2015 was more than $160 million.

Ownership Interest in National Home Care Holdings, LLC

The company holds an approximate 6.8% ownership interest in National Home Care Holdings, LLC (doing business as Millennium Home Care, “NHCH”) and Messrs. Fishman, Whitman, Reis and Hartman hold, directly or indirectly, an ownership interest in NHCH totaling less than 10% in the aggregate. The company is a party to certain joint venture agreements with Messrs. Fishman, Whitman, Reis and Hartman regarding NHCH. GRS has entered into a therapy services agreement with NHCH in the ordinary course of business and on arms-length terms, pursuant to which GRS provided therapy services to NHCH in an approximate amount of $250,000 in 2015.

Facility Lease

A subsidiary of the company entered into a lease, in the ordinary course of business and on arms-length terms, pursuant to which it leases two centers in Alabama from Glenwood Realty. Messrs. Hartman, Fishman and Whitman directly or indirectly hold ownership interests in Glenwood Realty totaling approximately 39% in the aggregate. The annualized rent paid to the landlord is currently approximately $1.7 million.

ProStep Acquisition

On July 1, 2015, in the ordinary course of business and on arms-length terms, a subsidiary of the company acquired 21 out-patient therapy clinics from FC Domino Acquisition, LLC (“FC Domino”) in exchange for a $1.0 million promissory note.  Messrs. Fishman, Hartman, Neuberger, Reis and Whitman indirectly beneficially hold ownership interests in FC Domino totaling less than 10% in the aggregate.

Hospice and Home Health Sale

In February 2016, in the ordinary course of business and on arms-length terms, the company entered into a purchase agreement with FC Compassus, LLC (“FC Compassus”) for the sale of the hospice and home health businesses that are operated by subsidiaries of the company for a purchase price of $84.0 million.  The purchase price is proposed to be paid $72.0 million in cash and $12.0 million pursuant to a promissory note.  Messrs. Fishman, Hartman, Neuberger, Reis and Whitman indirectly beneficially hold ownership interests in FC Compassus totaling less than 10% in the aggregate.  The transaction is expected to close in the second quarter of 2016, subject to regulatory approvals and other customary closing conditions.

Indemnification Agreements

We have entered into indemnification agreements with our directors containing provisions that may require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors.

We believe that all of these related party transactions were on terms at least as favorable to us as could have been obtained through arm’s-length negotiations with unaffiliated third parties or, if the transactions were negotiated in connection with acquisitions, the overall terms of such acquisitions were as favorable to us as could have been obtained through arm’s-length negotiations with unaffiliated third parties.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the annual meeting. If any other business properly comes before the annual meeting, it is the intention of the proxy holders to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other business is expressly granted by the completion of the enclosed proxy card. The proxy holders will vote at their discretion on any procedural matters that may come before the meeting.

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8.

Pursuant to Rule 14a-8 under the Securities Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders if they satisfy certain requirements as specified in the rule. While our board of directors will consider stockholder proposals for inclusion in our proxy statement, we reserve the right to omit from our proxy statement stockholder proposals that we are not required to include under the Rule 14a-8. Any stockholder desiring to present a proposal for inclusion in our proxy statement for the 2017 annual meeting of stockholders must deliver the proposal to the Corporate Secretary by December 30, 2016.

Stockholder Proposals

For business to be properly brought before an annual meeting by a stockholder, the stockholder must, in addition to any other applicable requirements, give timely notice thereof in proper written form to our Corporate Secretary pursuant to our bylaws. To be timely, a stockholder’s notice to the Corporate Secretary must be delivered to or be mailed and received at our principal executive office not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that if the annual meeting is called for a date that is not within twenty-five (25) days before or after the anniversary date of the preceding annual meeting, notice by the stockholder must be received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. If our 2017 annual meeting of stockholders is held within twenty-five (25) days before or after June 8, 2017, to be timely a stockholder’s notice to the Corporate Secretary must be delivered to or mailed and received at our principal executive office between February 8, 2017 and March 10, 2017.

To be in proper written form, a stockholder’s notice to the Corporate Secretary must include all of the applicable information required to be in such notices under our bylaws. A stockholder providing notice of business proposed to be brought before an annual meeting must further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to the company’s bylaws is true and correct as of the date of the annual meeting and such update and supplement must be delivered to or be mailed and received by the Corporate Secretary at the principal executive office of the company prior to the annual meeting.

Stockholder Nominations of Directors

Pursuant to our bylaws, only persons who are nominated in accordance with the following procedures are eligible for election as directors of the company, except as may be otherwise provided in our certificate of incorporation with respect to the right of holders of preferred stock of the company to nominate and elect a specified number of directors in certain circumstances. Nominations of persons for election to the board of directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (i) by or at the direction of the board of directors (or any duly authorized committee thereof) or (ii) by any stockholder of the company (A) who is a stockholder of record on the date of the giving of the notice provided for in the bylaws and on the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or special meeting and (B) who complies with the notice procedures set forth in the bylaws.

In addition to any other applicable requirements, for a nomination to be made by a stockholder, the stockholder must have given timely notice thereof in proper written form to our Corporate Secretary. To be timely, a stockholder’s notice to the Corporate Secretary must be delivered to or be mailed and received at our principal executive office in the case of an annual meeting, not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding annual Meeting of stockholders; provided, however, that if the annual meeting is called for a date that is not within twenty-five (25) days before or after the anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth (10th) day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever occurs first. If our 2017 annual meeting of stockholders is held within twenty-five (25) days before or after June 8, 2017, to be timely a stockholder’s notice to the Corporate Secretary must be delivered to or mailed and received at our principal executive office between February 8, 2017 and March 10, 2017.

To be in proper written form, a stockholder’s notice to the Corporate Secretary must include all of the applicable information required to be in such notices under our bylaws. A stockholder providing notice of any nomination proposed to be made at an annual meeting or special meeting must further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to our bylaws is true and correct as of the record date for determining the stockholders entitled to receive notice of the annual meeting, and the update and supplement must be delivered to or be mailed and received by our Corporate Secretary at our principal executive office not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of the annual meeting or special meeting.

No person will be eligible for election as a director of the company unless nominated in accordance with the procedures set forth in our bylaws. If the chairperson of the meeting determines that a nomination was not made in accordance with the procedures set forth in our bylaws, the chairman must declare to the meeting that the nomination was defective and the defective nomination must be disregarded.

General

You may write to our Corporate Secretary at our principal executive office, 101 East State Street, Kennett Square, Pennsylvania 19348, to deliver the notices discussed above and for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to our bylaws. Our bylaws are available, free of charge, on the corporate governance page in the investor relations section of our website at www.genesishcc.com.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements, annual reports and other proxy materials (including Internet Availability Notices) with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of banks and brokers with account holders who are our stockholders will be householding our proxy materials this year. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, please notify your bank or broker, direct your written request to Genesis Healthcare, Inc., Attn: Investor Relations, 101 East State Street, Kennett Square, Pennsylvania 19348, or contact the Genesis Healthcare, Inc. Investor Relations department at investorrelations@genesishcc.com or (610) 925-2000. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act, which might incorporate future filings made by us under those statutes, neither the Compensation Committee Report nor the Audit Committee Report included in this proxy statement will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes, except to the extent we specifically incorporate such reports by reference therein. In addition, information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

GENESIS HEALTHCARE, INC.

Michael S. Sherman
Senior Vice President, General Counsel,
Secretary and Assistant Treasurer

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. GENESIS HEALTHCARE, INC. 101 E. STATE STREET KENNETT SQUARE, PA 19348 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Robert Hartman 02 Joshua Hausman 03 James V. McKeon 04 David Reis The Board of Directors recommends you vote FOR proposals 2 and 3. 2. To approve, on an advisory basis, the compensation of our named executive officers. For 0 0 Against 0 0 Abstain 0 0 3. To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 0 For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting Yes 0 No 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000290498_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K Wrap is/ are available at www.proxyvote.com GENESIS HEALTHCARE, INC. Annual Meeting of Shareholders June 8, 2016 9:00 AM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Thomas DiVittorio and Michael S. Sherman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Genesis Healthcare, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, local time on June 8, 2016, at 101 E. State Street, Kennett Square, PA, 19348, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000290498_2 R1.0.1.25